UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MOVADO GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MOVADO GROUP, INC.
650 From Road, Ste. 375
Paramus, New Jersey 07652-3556

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 16, 2011

The 2011 Annual Meeting of Shareholders of Movado Group, Inc. will be held on Thursday, June 16, 2011 at 10:00 a.m., at the Company’s offices located at 25 West 39th Street, 15th Floor, New York, NY 10018 for the following purposes:

1.	To elect ten directors to serve until the next Annual Meeting and until their successors are elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending January 31, 2012.

3.	To approve an amendment and restatement of the Company’s Executive Performance Plan, originally established effective February 1, 2001 and subsequently amended and restated effective February 1, 2007.

4.	To adopt, on an advisory basis, a resolution approving the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation”.

5.	To select, on an advisory basis, the frequency of the advisory shareholder vote on the compensation of the Company’s named executive officers.

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Holders of the Company’s Common Stock and Class A Common Stock of record at the close of business on April 20, 2011 are entitled to notice of and to vote at the Annual Meeting of Shareholders or any postponements or adjournments thereof.

Again this year, we will furnish proxy materials to our shareholders via the Internet in order to expedite shareholders’ receipt of proxy materials while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

Accordingly, we are mailing to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access the attached proxy statement and our annual report to shareholders for the fiscal year ended January 31, 2011 via the Internet and how to vote online.  The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain the proxy materials in printed form.

Dated: May 6, 2011	By order of the Board of Directors

Timothy F. Michno
Secretary and General Counsel

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the Annual Meeting.  Shareholders of record, or beneficial shareholders named as proxies by their shareholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or voted online.

MOVADO GROUP, INC.

PROXY STATEMENT

Annual Meeting of Shareholders of Movado Group, Inc. to be held Thursday, June 16, 2011
Some Questions You May Have Regarding This Proxy Statement

What is the purpose of these materials?

The Board of Directors of Movado Group, Inc. (the “Company”) is soliciting proxies for our 2011 Annual Meeting of Shareholders. The Annual Meeting will be held on Thursday, June 16, 2011 at 10:00 a.m. at the Company’s offices located at 25 West 39th Street, 15th Floor, New York, NY 10018. The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our annual report to shareholders for the fiscal year ended January 31, 2011 is available to review with this proxy statement. We are mailing a notice of the Annual Meeting (and, for those who request it, a paper copy of this proxy statement and the enclosed form of proxy) to our shareholders on or about May 6, 2011.

What proposals will be voted on at the Annual Meeting?

The five matters scheduled to be voted on at the Annual Meeting are:

1.	The election of ten directors to serve on the Board;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending January 31, 2012;

3.
The approval of an amendment and restatement of the Company’s Executive Performance Plan, originally established effective February 1, 2001 and subsequently amended and restated effective February 1, 2007;

4.	The adoption, on an advisory basis, of a resolution approving the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation”; and

5.	The selection, on an advisory basis, of the frequency of the advisory shareholder vote on the compensation of the Company’s named executive officers.

In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.

Who can vote at the Annual Meeting?

Anyone owning shares of the Company’s Common Stock and/or its Class A Common Stock on April 20, 2011, the record date for this year’s Annual Meeting, is entitled to attend and to vote on all items properly presented at the Annual Meeting.

Who is asking me for my vote?

The Company is soliciting your proxy on behalf of the Board and has retained Broadridge Investor Communications Solutions, Inc., professional proxy solicitors, to assist with the solicitation. We will pay the entire cost of this proxy solicitation, including Broadridge’s fee, which we expect to be approximately $10,000.

What are my voting rights?

Each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to 10 votes on each matter properly presented at the Annual Meeting. On April 20, 2011, there were 18,218,963 shares of Common Stock outstanding and 6,634,319 shares of Class A Common Stock outstanding. The Common Stock and the Class A Common Stock is hereinafter referred to together as the “Capital Stock”. A list of all shareholders as of the record date will be available during ordinary business hours at the Company’s principal place of business located at 650 From Road, Ste. 375, Paramus, NJ 07652-3556, from the Secretary of the Company, at least 10 days before the Annual Meeting and will also be available at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote:

1.	FOR the election of each of the director nominees;
2.	FOR the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm for the current fiscal year;
3.	FOR the approval and adoption of the amended and restated Executive Performance Plan;
4.	FOR the adoption, on an advisory basis, of a resolution approving the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation”; and
5.	FOR an advisory shareholder vote to be held annually on the compensation of the Company’s named executive officers.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials via the Internet.  Accordingly, the Company is mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners.  All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials via the Internet or to request a printed set may be found on the Notice.  In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Where can I view the proxy materials on the Internet?

The Notice provides you with instructions on how to:

●	view proxy materials for the Annual Meeting via the Internet; and
●	instruct the Company to send future proxy materials to you by email.

You can view the proxy materials for the Annual Meeting online at www.movadogroup.com by clicking on Investor Center and then Annual Report & Proxy Materials.

How do I vote?

If you are a shareholder on the record date, you may vote by following the instructions for voting on the Notice. If you receive paper copies of these proxy materials, you can vote by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person. If you vote online, by phone or mail in a proxy card, you may still attend the Annual Meeting and vote in person but in that case, only your in-person votes will count. If you wish to vote your shares in person at the Annual Meeting and they are held by your broker in “street name,” you must bring a letter from the broker to the Annual Meeting showing that you were the beneficial owner of the shares on April 20, 2011.

Can I change my vote after I have delivered my proxy?

Yes. You may change your vote at any time before voting concludes at the Annual Meeting by:

●	providing another proxy, using any of the available methods for voting, with a later date;

●	notifying the Company’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

●	voting in person at the Annual Meeting.

What is a quorum?

For the purposes of the Annual Meeting, a “quorum” is a majority in voting power of the outstanding shares of Captial Stock owned by shareholders on the record date who are present in person or represented by proxy at the Annual Meeting. There must be a quorum for the Annual Meeting to be held. Broker non-votes (as further described below) and abstentions are counted for purposes of determining a quorum.

What is broker “discretionary” voting?

Under the rules of the New York Stock Exchange (“NYSE”), brokers who have transmitted proxy materials to customers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions.  When a broker’s customer does not provide the broker with voting instructions on non-routine matters, the broker cannot vote either way and reports the number of such shares as broker “non-votes.”  Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as shares voting. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. Non-routine matters include: the election of directors, the approval of the Company’s amended and restated Executive Performance Plan, the advisory vote on executive compensation and the selection of the frequency of the advisory vote on executive compensation. Therefore, if you hold your shares in street name through a broker, you must cast your vote if you want it to count in respect of these non-routine matters. The ratification of our independent registered public accounting firm is a routine matter, so brokers will have discretion to vote any uninstructed shares on the appointment of the Company’s independent registered public accounting firm (Proposal 2).

How are matters presented at the Annual Meeting approved?

Directors are elected by a plurality of the votes cast at the Annual Meeting.  The approval of (i) the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal 2012, (ii) the amended and restated Executive Performance Plan and (iii) the advisory resolution, commonly referred to as a “say-on-pay” resolution, to approve the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Capital Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. The advisory vote on the frequency of future advisory votes on executive compensation asks shareholders to specify one of three choices for this proposal: one year, two years or three years.  Shareholders may also abstain from voting on this matter.  To the extent one frequency receives the affirmative vote of a majority of the votes duly cast, such frequency will be deemed approved by the shareholders. Abstentions will not be counted as votes cast in accordance with New York law.  For this reason, abstentions will have no effect on the election of directors, the ratification of the selection of the Company’s independent public accounting firm for fiscal 2012, the advisory vote to approve the compensation of the Company’s named executive officers or the advisory vote to select the frequency of future advisory votes on executive compensation.

May I vote confidentially?

Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.

Who will count the votes?

A representative of Broadridge will count the votes and act as the inspector of election for the Annual Meeting.

What if additional matters are presented to the Annual Meeting?

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your properly executed proxy  gives authority to Timothy F. Michno, our General Counsel and corporate Secretary, and to Sallie DeMarsilis, our Chief Financial Officer, to vote on such matters at his or her discretion.

Where can I find the voting results from the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and will publish final results in a Form 8-K that we will file with the SEC within four business days after the date of the Annual Meeting.

How can I obtain information about the Company?

A copy of our fiscal 2011 Annual Report is available on our website at www.movadogroup.com. Shareholders may also obtain a free copy of our Annual Report on Form 10-K by visiting our website or by sending a request in writing to Timothy F. Michno, corporate Secretary, at the Company’s address set forth in the Notice.

When are shareholder proposals due for consideration at next year’s annual meeting?

Under the SEC rules, for shareholder proposals to be considered for inclusion in the proxy statement for the 2012 Annual Meeting, they must be submitted in writing to our corporate Secretary, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556, on or before January 7, 2012. In addition, our bylaws provide that for directors to be nominated or other proposals to be properly presented at the 2011 Annual Meeting, an additional notice of any nomination or proposal must be received by us not less than 60 nor more than 90 days before the Annual Meeting. If less than 70 days’ notice of our 2011 Annual Meeting is given, then to be timely, the notice by the shareholder must be received by us not later than the close of business on the tenth day following the day on which the first public announcement of the date of the 2011 Annual Meeting was made or the notice of the meeting was mailed, whichever occurs first.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of the Company’s Class A Common Stock and the Common Stock beneficially owned as of April 20, 2011 (except as otherwise noted in footnotes 3, 6, 7 and 13) by (i) each shareholder who is known by the Company to beneficially own more than 5% of the outstanding shares of either the Class A Common Stock or the Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

			Percent of Outstanding Shares of Capital Stock
Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned (1)	Shares of Common Stock Beneficially Owned (1)	Class A Common Stock (1)	Common Stock (1)	Percent of Total Voting Power (1)
Margaret Hayes Adame (2)	-	25,828	-	*	*

BlackRock Inc. (3)	-	1,330,581	-	7.3%	1.6%

Richard J. Coté (4)	-	695,922	-	3.8%	*

Sallie A. DeMarsilis (5)	-	17,807	-	*	*

Dimensional Fund Advisors LP (6)	-	1,403,712	-	7.7%	1.6%

FMR LLC (7)	-	1,797,765	-	9.9%	2.1%

Alexander Grinberg (8)	3,990,806	3,134	60.2%	*	47.2%

Efraim Grinberg (9)	5,771,539	475,723	87.0%	2.6%	68.6%

Alan H. Howard (2)	-	24,140	-	*	*

Richard Isserman (2)	-	14,766	-	*	*

Nathan Leventhal (2)	-	12,291	-	*	*

Timothy F. Michno (10)	-	6,708	-	*	*

Frank A. Morelli (11)	-	24,802	-	*	*

Donald Oresman (2)	3,920	25,545	*	*	*

Miriam Phalen (12)	3,995,330	-	60.2%	-	47.3%

Maurice S. Reznik	-	-	-	-	-

Royce & Associates (13)	-	1,676,536	-	9.2%	2.0%

Leonard L. Silverstein (2) (14)	-	118,203	-	*	*

All executive officers and directors as a group (13 persons) (15)	6,110,625	1,444,869	92.1%	7.9%	73.6%

________________
*      Denotes less than one percent

The address for Messrs. Coté, A. Grinberg, E. Grinberg, Howard, Isserman, Leventhal, Michno, Morelli, Oresman, Reznik and Silverstein and Ms. Hayes Adame, Ms. DeMarsilis and Ms. Phalen is c/o Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.

(1)
Although each share of Class A Common Stock is convertible at any time into one share of Common Stock, the shares of Common Stock shown as beneficially owned by each of the persons or groups listed in the table above do not include the shares of Common Stock deemed to be beneficially owned by such persons or groups as a result of beneficial ownership of shares of Class A Common Stock, which shares are shown in a separate column.  The percentage of outstanding shares of Common Stock shown as beneficially owned by each of the persons or groups in the table above is shown on the same basis. In calculating the percent of total voting power held by each person or group, the voting power of shares of Common Stock (one vote per share) and Class A Common Stock (10 votes per share) has been aggregated.

(2)
The total number of shares of Common Stock reported as beneficially owned by each of Ms. Hayes Adame and Messrs. Howard, Oresman and Silverstein includes 10,500 shares, and the number reported as beneficially owned by each of Mr. Leventhal and Mr. Isserman includes 4,500 shares, which each has the right to acquire by the exercise of options under the Company’s Stock Incentive Plan.

(3)
On February 7, 2011, in a filing on Schedule 13G under the Securities Exchange Act of 1934, as amended (“Exchange Act”), BlackRock Inc. reported beneficial ownership as of December 31, 2010 of 1,330,581 shares of Common Stock. It reported having sole dispositive and voting power as to all such shares.  BlackRock Inc. reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect.  The address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(4)
The total number of shares of Common Stock reported as beneficially owned by Mr. Coté includes 139,000 shares which he has the right to acquire by the exercise of options under the Company’s Stock Incentive Plan and 2,200 shares held by a trust for the benefit of his children as to which shares Mr. Coté has shared dispositive power with his spouse who is the trustee with sole voting power.

(5)
The total number of shares of Common Stock reported as beneficially owned by Ms. DeMarsilis includes 10,000 shares which she has the right to acquire by the exercise of options under the Company’s Stock Incentive Plan.

(6)
On February 11, 2011, in a filing on Schedule 13G under the Exchange Act, Dimensional Fund Advisors LP (“DFA”) reported beneficial ownership as of December 31, 2010 of 1,403,712 shares of Common Stock, as to all of which it has sole dispositive power. DFA reported having sole voting power as to 1,356,634 of the shares.  DFA also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect.  The address of DFA is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(7)
On February 14, 2011, in a filing on Schedule 13G under the Exchange Act,  FMR LLC, in its capacity as the parent holding company of Fidelity Management & Research Company, reported beneficial ownership as of December 31, 2010 of 1,797,765 shares of Common Stock as to which it has sole dispositive power. FMR LLC reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect.  The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(8)
The total number of shares of Class A Common Stock beneficially owned by Mr. A. Grinberg includes 3,655,640 shares owned by Grinberg Partners L.P., a Delaware limited partnership (“GPLP”) of which Mr. A. Grinberg is a limited partner, and 84,790 shares owned by trusts for the benefit of Mr. A. Grinberg’s niece and nephew, of which trusts he is a co-trustee with Mr. Mark Fishman.  Mr. A. Grinberg has shared voting power with GPLP, Grinberg Group Partners, a Delaware general partnership (“GGP”) which is the general partner of GPLP, Mr. E. Grinberg and Ms. Phalen over the 3,655,640 shares owned by GPLP and shared voting and investment power with Mr. Fishman over the 84,790 shares owned by the trusts.

(9)
The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg includes an aggregate of 563,306 shares held by several trusts for the benefit of Mr. E. Grinberg's siblings and himself.  Mr. E. Grinberg is the sole trustee of those trusts and, as such, has sole investment and voting power with respect to the shares held by such trusts.  In addition, included in the shares of Class A Common Stock reported as beneficially owned by Mr. E. Grinberg are 862,940 shares held by several  trusts for the benefit of Mr. E. Grinberg's siblings and himself, and 855 shares held by a trust for the benefit of Mr. E. Grinberg’s nephew, of which trusts Mr. E. Grinberg is co-trustee with Ms. Sharon Trulock and, as co-trustee, has shared investment and voting power with Ms. Trulock with respect to the shares of Class A Common Stock held by such trusts.  Also included in the shares of Class A Common Stock reported as beneficially owned by Mr. E. Grinberg are 399,665 shares held by several trusts for the benefit of Mr. E. Grinberg’s children and the children of his siblings, of which trusts he is sole trustee with sole investment and voting power. The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg also includes 3,655,640 shares owned by GPLP.  As the managing partner of GGP, Mr. E. Grinberg shares voting and dispositive power with respect to the 3,655,640 shares of Class A Common Stock held directly by GPLP with GGP and GPLP. Mr. E. Grinberg shares voting power with respect to such shares with Ms. Phalen and with Mr. A. Grinberg. The total number of shares of Class A Common stock beneficially owned by Mr. E. Grinberg also includes 38,000 shares owned by CAP I Partners L.P., a limited partnership of which CAP I Partners LLC is the general partner. Mr. E. Grinberg, as the managing member of CAP I Partners LLC, has the sole power to vote and dispose of the shares owned by CAP I Partners L.P. The total number of shares of Common Stock beneficially owned by Mr. E. Grinberg includes 10,000 shares of Common Stock held by a charitable remainder trust for which he is a co-trustee together with Mr. Andrew Weiss. The total number of shares of Common Stock owned by Mr. E. Grinberg also includes 248,000 shares of Common Stock which he has the right to acquire by the exercise of options under the Company's Stock Incentive Plan. Mr. E. Grinberg disclaims beneficial ownership as to the 954,218 shares of Class A Common Stock held by the trusts for the benefit of his siblings, the 855 shares of Class A Common Stock held by the trust for the benefit of his nephew, the 399,665 shares of Class A Common Stock held by the trusts for the benefit of his children and the children of his siblings and the shares of Class A Common Stock owned by CAP I Partners L.P. except to the extent of his pecuniary interest therein. He also disclaims beneficial ownership of the 10,000 shares of Common Stock held by the charitable remainder trust.

(10)	The total number of shares of Common Stock beneficially owned by Mr. Michno includes 6,666 shares which he has the right to acquire by the exercise of options under the Company’s Stock Incentive Plan.

(11)
The total number of shares of Common Stock beneficially owned by Mr. Morelli includes 10,000 shares which he has the right to acquire by the exercise of options under the Company’s Stock Incentive Plan.

(12)
The total number of shares of Class A Common Stock beneficially owned by Ms. Phalen includes  3,655,640 shares owned by GPLP of which Ms. Phalen is a limited partner, and 84,784 shares owned by trusts for the benefit of Ms. Phalen’s children, of which trusts Ms. Phalen is the sole trustee.  Ms. Phalen has shared voting power with GPLP, GGP, Mr. E. Grinberg and Mr. A. Grinberg over the 3,665,640 shares owned by GPLP and sole voting and investment power over the 84,784 shares owned by the trusts.

(13)
On January 18, 2011, in a filing on Schedule 13G under the Exchange Act, Royce & Associates LLC (“Royce”) reported beneficial ownership as of December 31, 2010 of 1,676,536 shares of Common Stock, as to all of which it has sole dispositive and voting power. Royce also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect.  The address of Royce is 745 Fifth Avenue, New York, NY 10151.

(14)
The total number of shares of Common Stock beneficially owned by Mr. Silverstein includes 4,000 shares owned by the Leonard and Elaine Silverstein Family Foundation of which Mr. Silverstein and his wife are the directors and officers and as to which shares they have shared investment and voting power, and 88,646 shares held by a trust of which Mr. Silverstein is trustee and as to which shares he has sole investment and voting power.  Mr. Silverstein disclaims beneficial ownership of the shares of Common Stock held by the  Leonard and Elaine Silverstein Family Foundation.

(15)	Excludes double counting of shares deemed to be beneficially owned by more than one person. Unless otherwise indicated, the individuals named have sole investment and voting power.

PROPOSAL 1 - ELECTION OF DIRECTORS

Directors hold office until the next annual meeting of shareholders and until the election and qualification of their successors.  Under the Company's by-laws, the Board of Directors can change the number of directors comprising the entire Board so long as the number is not less than three.  The Board currently consists of ten directors.  All of the nominees are members of the present Board of Directors.  If any nominee for election to the Board of Directors should be unable to accept nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board may be reduced in accordance with the Company’s by-laws.  Directors will be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote.  Abstentions will not be counted for purposes of the election of directors.  The Board recommends that shareholders vote FOR the election of the nominees listed below.

Name	Age	Director Since	Position
Margaret Hayes Adame	71	1993	Director
Richard J. Coté	56	2000	President and Chief Operating Officer; Director
Efraim Grinberg	53	1988	Chairman of the Board of Directors and Chief Executive Officer; Director
Alex Grinberg	48	2011	Senior Vice President Customer/Consumer Centric Initiatives; Director
Alan H. Howard	51	1997	Director
Richard Isserman	76	2005	Director
Nathan Leventhal	68	2003	Director
Donald Oresman	85	1981	Director
Maurice Reznik	56	2011	Director
Leonard L. Silverstein	89	1975	Director

Except for Efraim Grinberg and Alex Grinberg, who are brothers, there are no family relationships between any of the Company's directors.  There are no arrangements between any director and any other person pursuant to which any of them was elected a director.

Margaret Hayes Adame is the President and Chief Executive Officer of Fashion Group International, Inc., an international,  non-profit trade organization working with the fashion industry, which she joined in March 1993.  From 1981 to March 1993, Ms. Hayes Adame was a Senior Vice President and general merchandise manager at Saks Fifth Avenue, a major retailer. Her expertise in the areas of retail and fashion provide her with a thorough understanding of numerous issues involving the Company’s products and customers and makes her very suitable for service on the Board. She is also a member of the board of directors of International Flavors & Fragrances, Inc.

Richard Coté joined the Company in January 2000 as Executive Vice President – Finance and Administration.  In May 2001, Mr. Coté was promoted to Executive Vice President - Chief Operating Officer and in March 2010 he was promoted to the position of President and Chief Operating Officer. Prior to joining the Company, Mr. Coté worked for Colgate-Palmolive, a global consumer goods company, where, from 1998 to 2000, he was Vice President and Chief Financial Officer for U.S. operations, and from 1993 to 1998, he was Vice President and Chief Financial Officer for Asia/Pacific operations. Prior to joining Colgate-Palmolive, Mr. Coté spent eight years at KPMG LLP in public accounting. He is a licensed CPA. Mr. Coté’s extensive experience in the areas of international business, accounting and corporate operations make him well qualified to deal with the challenges and opportunities of overseeing the operations and general management of the Company and for service on the Board.

Efraim Grinberg joined the Company in June 1980 and served as the Company's Vice President of Marketing from February 1985 until July 1986, at which time he was elected to the position of Senior Vice President of Marketing.  From June 1990 to October 1995, Mr. Grinberg served as the Company’s President and Chief Operating Officer and, from October 1995 until May 2001, served as the Company’s President.  In May 2001, Mr.Grinberg was elected to the position of President and Chief Executive Officer and, in addition, effective January

31, 2009, he was elected Chairman of the Board. In March 2010 Mr. Grinberg resigned as President. He continues to  serve as the Company’s Chairman of the Board and Chief Executive Officer. Mr. Grinberg’s three decades of experience in the watch industry and in a variety of positions at the Company during this period of its growth provides him with a detailed and extensive knowledge of the Company’s brands, markets, competitors, customers and virtually every other aspect of its business and the industry as a whole and qualifies him for service on the Board. Mr. Grinberg also serves on the board of directors of Lincoln Center for the Performing Arts, Inc. and the Jeweler’s Fund for Children.

Alex Grinberg was appointed to the Board in April 2011. He joined the Company in December 1994 as a territory manager for the Movado brand and was promoted to Vice President of International Sales for the Concord brand in June 1996. From February 1999 through October 2001 he was stationed in the Far East developing Movado Group brands in Hong Kong and Japan. Beginning in November 2001 he held a number of positions of increasing responsibility within the Concord brand in the United States until November 2010 when he was appointed to the position of Senior Vice President of Customer/Consumer Centric Initiatives with responsibility for creating programs to enhance the Company’s relationships with its retail partners and improve its worldwide customer service and after sales service performance.  Mr. Grinberg’s many years with the Company during which time he has held a number of positions in sales and brand management and his international experience make him well qualified for service on the Board.

Alan Howard is the Managing Partner of Heathcote Advisors LLC, which he formed in March 2008. In addition, from September 2008 through June 2010 he was Managing Partner of S3 Strategic Advisors LLC which provides strategic advice to hedge funds and asset managers.  Previously, from July 2006 until July 2007, he was a Managing Director of Greenbriar Equity Group, LLC, a private equity firm focusing on transportation and transportation related investments. Prior to July 2006, Mr. Howard was a Managing Director of Credit Suisse First Boston LLC (“CSFB”), an international provider of financial services. He had been with CSFB and its predecessor companies since 1986. As a Managing Director in the ... Global Industrial and Services Investment Banking Group, he was an Advisor to several of the company's most important clients on mergers and acquisitions, corporate finance and capital raising assignments. Mr. Howard is also a member of the board of directors of Carbon Motors Corporation, a privately held company that designs, develops, manufactures and distributes special-purpose built law enforcement vehicles. With his broad experience in investment banking, Mr. Howard is able to provide the Board with insights into capitalization strategies, capital markets mechanics and strategic expansion opportunities.

Richard Isserman was appointed to the Board in June 2005.  In his nearly 40 year career with KPMG LLP, Mr. Isserman served as Audit Partner in KPMG’s New York office for 26 years. He also led KPMG’s real estate audit practice in New York and was a member of the firm’s SEC Reviewing Partner’s Committee. Mr. Isserman retired from KPMG in June 1995. A licensed New York state CPA, Mr. Isserman also serves as the chairman of the budget and finance committee and a member of the audit committee for Federation Employment and Guidance Services, a social service agency in New York City. Based on his years of demonstrated leadership in the field of public accounting, Mr. Isserman provides our Board with in-depth knowledge and experience in financial, accounting and risk management issues.

Nathan Leventhal served as Chief of Staff to Mayor John Lindsay, Deputy Mayor to Mayor Ed Koch, and Transition Chairman for both Mayors David Dinkins and Michael Bloomberg. He currently chairs Mayor Bloomberg’s Committee on Appointments and is a Commissioner on the New York City Planning Commission. He also currently serves on the boards of a number of equity, fixed income and money market funds managed by the Dreyfus Corporation, an investment advisor. Mr. Leventhal is a former partner of the law firm Poletti Freidin Prashker Feldman & Gartner. Other New York City governmental positions held by Mr. Leventhal include Fiscal Director of the Human Resources Administration, Commissioner of Rent and Housing Maintenance, Commissioner of Housing Preservation and Development, and Secretary of the New York City Charter Revision Commission.  In Washington, D.C., Mr. Leventhal served as an attorney in the Office of the Air Force General Counsel, Assistant to the Executive Director of the Equal Employment Opportunity Commission, and Chief Counsel to the U.S. Senate Subcommittee on Administrative Practice and Procedure.  In the not-for-profit sector, Mr. Leventhal served for 17 years as President of Lincoln Center for the Performing Arts, where he is now President Emeritus and Chairman of the Avery Fisher Artist Program. Mr. Leventhal’s wealth of experience in the areas of government, law, public policy and management make him well qualified to serve on our Board.

Donald Oresman was Executive Vice President and General Counsel of Paramount Communications, Inc., a publishing and entertainment company, from December 1983 until his retirement in March 1994.  Prior to joining Paramount, Mr. Oresman was engaged in the practice of law as a partner of Simpson Thacher & Bartlett, where he is now Of Counsel. Mr. Oresmans’ distinguished career at Simpson Thacher spanned several decades in which he represented major corporate clients in the areas of federal securities law, mergers and acquisitions and other general corporate matters. He has served on the Board continuously for the past 30 years and therefore has a deep knowledge of our Company’s business and its history which, in addition to his expertise in the area of corporate law and corporate governance, qualifies him for continued service on the Board.

Maurice Reznik was appointed to the Board in April 2011. He has served as the Chief Executive Officer and a member of the board of directors of Maidenform Brands, Inc., a global intimate apparel company, since July 2008. From May 2004 until assuming his current position as CEO, he was President of Maidenform Brands with responsibility for marketing, merchandising, design and sales for both branded and private label products. From April 1998 to May 2004, Mr. Reznik was President of the Maidenform division of Maidenform Brands’ predecessor company and, in the 19 years prior to joining Maidenform, held various sales and management positions in the intimate apparel industry, including President of Warner’s Intimate Apparel Group, a division of Warnaco, Inc., a global intimate apparel, swimwear and sportswear company. With over 30 years of experience working in positions of increasing responsibility in the intimate apparel industry and as the CEO of a public, consumer products company, Mr. Reznik has expertise in product design and sourcing, wholesale, retail, brand development and merchandising as well as in core business areas such as strategy and business development, operations, brand management, finance, compliance and risk management, all of which make him well qualified to serve on the Board. Mr. Reznick is also the founder of the For Love of Life Colon Cancer charity and serves on the boards of the American Apparel and Footwear Association and Fashion Institute of Technology.

Leonard Silverstein has been engaged in the practice of law at Buchanan Ingersoll & Rooney (formerly Silverstein and Mullens), in Washington, D.C., for over 40 years.  Mr. Silverstein also serves as Vice President and Director of Tax Management, Inc., a wholly owned subsidiary of BNA, Inc.  He is also an officer of the French Legion of Honor, a former Vice Chairman and currently an active honorary trustee of the John F. Kennedy Center for the Performing Arts, Past President of the Alliance Francaise of Washington, formerly President and currently a director of the National Symphony Orchestra Association, Treasurer of the Madison Council of the Library of Congress and President, French-American Cultural Foundation. By virtue of the knowledge and experience he has gained and the contributions he has made during his tenure as a director of the Company for the past 36 years, as well as his sound judgment gained from years of experience counseling clients in his legal practice, Mr. Silverstein is well qualified to serve on the Board.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Prior to January 31, 2009 the positions of Chairman of the Board of Directors and Chief Executive Officer were held by two individuals. Following the retirement and passing of the Company’s former Chairman, Mr. Gedalio Grinberg, the Board appointed Mr. Efraim Grinberg, who at that time was the Chief Executive Officer and a sitting Board member, to also serve as Chairman.  In making the decision to combine the positions of the Chairman and Chief Executive Officer, the Board took into consideration Mr. E. Grinberg’s almost 30 years of management, financial, and administrative leadership at the Company and his extensive knowledge of, and experience with, all other aspects of the Company’s business. The Board does not have a lead independent director. The composition of the Board, the tenure of the directors with the Company, the overall experience of the directors and the experience that the directors have had with the Chairman and the executive management group permit and encourage each member to take an active role in all discussions, and each member does actively participate in all substantive discussions. As Chief Executive Officer, Mr. E. Grinberg is the director most familiar with our business and industry, and we believe that he is the director most capable of guiding our business, at both the strategic and operational levels. We believe that our current structure is serving the Company well at this time. However, as in the past the roles of Chairman and Chief Executive Officer were separated, they may be again in the future.

Board Meetings and Committees

In fiscal 2011, the Board of Directors held nine meetings. All directors attended at least 75% of the meetings of the Board and of the committees on which they served. Mr. A. Grinberg and Mr. Reznik were  appointed to the Board and Mr. Reznik was appointed to the Audit Committee effective April 11, 2011 and therefore they did not attend any Board or committee meetings in fiscal 2011.

The Board of Directors has three committees:
●      Audit;
●      Compensation; and
●      Nominating/Corporate Governance.

The members of the committees and their chairs are appointed by the Board annually. Each committee is comprised entirely of independent directors in accordance with NYSE listing standards. Each committee operates under a written charter which is available at the Company’s website at www.movadogroup.com by clicking on “Investor Center”, “Corporate Governance”, “Committee Composition” and then the name of the respective committee. Committee charters are also available in print upon the written request of any shareholder.  The current committee membership is as follows:

Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Richard Isserman *	Alan H. Howard *	Nathan Leventhal *
Alan H. Howard	Margaret Hayes Adame	Margaret Hayes Adame
Donald Oresman	Donald Oresman	Leonard L. Silverstein
Maurice Reznik	Leonard L. Silverstein

* Committee Chair

Audit Committee

The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under the rules adopted by the SEC and, therefore, has accounting or related financial expertise in accordance with the NYSE listing standards. The Audit Committee held four meetings in fiscal 2011.

The principal functions of the Audit Committee are to (i) appoint, approve the compensation of, terminate and oversee the work of the Company’s independent auditors; (ii) approve in advance all audit and permissible non-audit services provided to the Company by independent auditors; (iii) review, in consultation with the Company’s independent auditors, management and the Company’s internal auditors, the Company’s financial reporting process, including its internal controls; (iv) review with management and the Company’s independent auditors, the Company's annual and quarterly financial statements before the same are publicly filed, and (v) report regularly to the Board with respect to any issues that arise concerning, among other things, the quality or integrity of the Company’s financial statements, the performance of the internal audit function, the Company’s compliance with legal requirements and the performance and independence of the Company’s independent auditors.

Compensation Committee

The Compensation Committee held three meetings in fiscal 2011. The principal functions of the Compensation Committee are to (i) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on that evaluation; (ii) review and approve compensation levels for executive non-CEO officers and key employees of the Company; (iii) review significant employee benefit programs and (iv) establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

For additional information concerning the operation of the Compensation Committee, including the role of outside compensation consultants and management in the process of determining the amount and form of executive compensation, see “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

The Company's Compensation Committee was at all times during fiscal year 2011 comprised entirely of independent directors who at no time were executive officers or employees of the Company. No executive officer of the Company has ever served as a member of the board of directors or compensation committee of any company whose executive officers include a member of the Board of Directors or the Compensation Committee.

Nominating/ Corporate Governance Committee

The Nominating/Corporate Governance Committee held two meetings in fiscal 2011. The principal functions of the Nominating/Corporate Governance Committee are to (i) identify individuals qualified to become directors, consistent with criteria approved by the Board, and recommend director candidates to the Board of Directors; (ii) develop and recommend corporate governance principles to the Board of Directors; (iii) oversee the adoption of a code of ethics for directors, officers and employees of the Company and assure that procedures are in place for disclosure of any waivers of that code for directors or executive officers; and (iv) facilitate an annual assessment of the performance of the Board and each of its committees.

Identifying and Evaluating Candidates for the Board

In considering possible candidates to serve on the Board of Directors, the Nominating/Corporate Governance Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board and will consider the entirety of each candidate’s credentials.  In addition, the  Nominating/Corporate Governance Committee will evaluate each nominee according to the following criteria: personal character, accomplishments, integrity, and reputation in the business community; knowledge of the industry in which the Company does business; sound business judgment; leadership ability and capacity for strategic thinking; experience working constructively with others; sufficient time to devote to Board matters; diversity of viewpoints and backgrounds and the absence of any conflict of interest that might interfere with performance as a director.  While the Nominating/Corporate Governance Committee has no other policy with respect to the consideration of diversity in identifying nominees, it seeks directors who represent a diverse mix of backgrounds and experiences that will enhance the quality of the Board's deliberations and decisions.

Shareholders may recommend director candidates for consideration by the Nominating/Corporate Governance Committee.  To have a candidate considered by the Nominating/Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

●	The name and address of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number and class of shares owned and the length of time of ownership;

●	A description of all arrangements or understandings between the shareholder and each candidate pursuant to which the nomination is being made;

●
The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if nominated by the Board of Directors; and

●
Such other information regarding each proposed candidate as would be required to be included in a proxy statement under the rules of the SEC if such candidate had been nominated by the Board of Directors.

Each such recommendation must be sent to the Secretary of the Company at Movado Group, Inc., 650 From Road, Ste.  375, Paramus, New Jersey 07652-3556 and must be received within the time indicted above on page 5 under “When are shareholder proposals due for consideration at next year’s annual meeting?”. The Nominating/Corporate Governance Committee will evaluate shareholder recommended director candidates in the same manner as it evaluates director candidates identified by other means.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are available on the Company’s website at www.movadogroup.com by clicking on “Investor Center” and then “Corporate Governance”. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are also available in print upon the written request of any shareholder.

Director Independence

The listing standards of the NYSE require that a majority of the Board of Directors be independent.  No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the  director,  but also from the  viewpoint  of  persons  or  organizations  with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others).  In accordance with the NYSE listing standards, the Board has adopted categorical standards of director independence that provide that none of the following relationships will be considered a material relationship that would impair a director’s independence:

●
A director who is a director, an executive officer or an employee, or whose immediate family member is a director, an executive officer or an employee, of a company that makes payments to, or receives payments from, the Company for goods or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 and 2% of such other company’s consolidated gross revenues; or

●
A director who serves, or whose immediate family member serves, as an executive, officer, director, trustee or employee of a charitable organization and the Company’s discretionary charitable contributions to the organization are less than the greater of $1,000,000 and 2% of that organization’s consolidated gross revenues.

The Board of Directors has determined that all of the members of the Board of Directors, with the exception of those three members who are employees of the Company (namely Alex Grinberg, Efraim Grinberg and Richard Coté), representing a majority of the entire Board, are independent under the NYSE listing standards and satisfy the Company’s categorical standards set forth above.

In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Compensation Committee and Nominating/Corporate Governance Committee are composed entirely of independent directors.  The Board of Directors has also determined that each member of the Audit Committee is independent under the applicable rules of the SEC and under the NYSE listing standards.

Executive Sessions of Non-Management Directors

The non-management directors hold regular executive sessions without management at least once each quarter.  The chairman of the Nominating/Corporate Governance Committee is designated to chair these executive sessions under the Company’s Corporate Governance Guidelines.

Board Role in Risk Oversight

While management is responsible for  managing  the various risks that may arise in the course of the Company’s business,  the Board has a role in the oversight of the risk management process.  The Board and, as appropriate, its committees regularly meet to receive and discuss operating and financial reports presented by the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, the Company’s General Counsel, the Senior Vice President of Human Resources, the Senior Vice President of Global Business Processes and Chief Information Officer, the Vice President of Internal Audit and Business Controls and numerous other officers and employees of the Company as well as experts and other advisors. In addition, each year management presents a budget and business plan for the following fiscal year which is reviewed by and discussed with the Board. Management also regularly discusses with the Board strategic initiatives and the associated risks. The Board also reviews specific risk areas on a regular basis. These include insured risks, disaster recovery, management authority and internal controls, litigation risks, foreign currency risks, risks associated  with the Company’s customer mix, supply chain and credit risks, inventory risks and other operational and financial risks. The Audit Committee has particular oversight responsibility with respect to the preparation and audit of the Company’s financial statements and internal audit issues and is specifically charged in its charter to, and does, discuss with management and the independent auditor the Company’s policies with respect to risk assessment and risk management. The Audit Committee concerns itself most specifically with the integrity of the financial reporting process, but also with personnel, asset and information security risk. All committee meetings are open to the other directors and many regularly attend because the committee meetings are regularly scheduled on the same day as Board meetings.

Compensation Risk Assessment

We believe that the performance goals and incentive plan structures generally established under the Company’s executive, annual and long-term incentive programs would not contribute to excessive risk by our senior executives or employees.  The approved goals under our incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed by the Compensation Committee.  The Company’s compensation systems are balanced, rewarding both short-term and long-term performance, and its performance goals are team oriented rather than individually focused, and are based on measurable factors and objective criteria that are  transparent to shareholders.  The Compensation Committee is actively engaged in setting compensation systems, monitoring those systems during the year and using discretion in making rewards, as necessary. As a result of the procedures and practices described above, the Committee believes that the Company’s compensation policies and practices for its employees do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company

Communications with the Board of Directors

Shareholders and other interested parties desiring to communicate directly with the full Board of Directors, the Audit Committee of the Board of Directors, the non-management directors as a group or with any individual director or directors may do so by sending such communication in writing addressed to the attention of the intended recipient(s), c/o Secretary and General Counsel, Movado Group, Inc., 650 From Road, Ste.  375, Paramus, NJ 07652-3556. Interested parties may communicate anonymously and/or confidentially if they desire. All communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee unless the communication is otherwise addressed. All other communications received will be forwarded to the appropriate director or directors.

Director Attendance at Annual Meeting

The Company encourages all of the directors to attend each annual meeting of shareholders.  To the extent reasonably practicable, the Company regularly schedules a meeting of the Board of Directors on the same day as the Annual Meeting of Shareholders.  All members of the Board of Directors attended the 2010 Annual Meeting of Shareholders.

EXECUTIVE OFFICERS

For detailed information concerning Richard Coté and Efraim Grinberg, see the listing for each under the heading "Election of Directors" above.  The names of the other executive officers of the Company (and their respective ages as of the date of this proxy statement) are set forth below, together with the positions held by each during the past five years.

Name	Age	Position

Sallie A. DeMarsilis	46	Chief Financial Officer; Principal Accounting Officer

Frank A. Morelli	60	Senior Vice President Global Business Processes and Chief Information Officer

Timothy F. Michno	54	Secretary and General Counsel

Ms. DeMarsilis joined the Company in January 2008 as a Senior Vice President of Finance and was appointed Chief Financial Officer and Principal Accounting Officer effective March 31, 2008. From December 2004 through December 2007, she served as Senior Vice President of Finance with The Warnaco Group, Inc., a publicly traded global wholesaler and retailer of apparel. Prior to that, Ms. DeMarsilis held several senior financial positions with AnnTaylor Stores Corporation from November 1994 through December 2004, including Controller and Senior Vice President of Finance. AnnTaylor Stores Corporation is a publicly traded specialty retailer in the United States of women's apparel, shoes and accessories. Ms. DeMarsilis is a certified public accountant and worked in public accounting with Deloitte & Touche LLP for eight years before joining AnnTaylor Stores Corporation.

Mr. Morelli  began with the Company in February 2006 as Senior Vice President Business Processes and Chief Information Officer. Immediately prior to joining the Company and since 1995,  Mr. Morelli was the Vice President – Global Information Technology at Colgate-Palmolive, a global consumer goods company, which he joined in 1973. Prior to 1995, Mr. Morelli held a number of different positions of increasing responsibility in the areas of information technology, finance, customer service, distribution/logistics and marketing.

Mr. Michno joined the Company in 1992 and since then has served as its Secretary and General Counsel.  He has practiced law since 1983. Immediately prior to joining the Company and since 1986, he was an associate at the New York firm of Chadbourne & Parke.  From 1988 to 1991, he served as a resident outside counsel to Fortune Brands, Inc. (formerly known as American Brands, Inc.), a consumer products company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Committee

The Compensation Committee of the Board of Directors (for purposes of this analysis, the “Committee”) is responsible for reviewing and approving annually corporate goals relative to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluating the performance of the CEO against those goals and determining the CEO’s compensation based on that evaluation. In addition, the Committee also reviews and approves the structure and levels of compensation for the Company's other executive officers and senior management; reviews and approves significant compensation programs generally, including performance goals under annual and long-term incentive plans; and reviews and administers the Company's 2004 amended and restated Stock Incentive Plan. Throughout this proxy statement, the individuals who served as the Company’s CEO or Chief Financial Officer during fiscal 2011, as well as the other individuals included in the Summary Compensation Table on page 24, are referred to as the “named executive officers”.

Compensation Objectives

The fundamental purpose served by every compensation decision made by the Company and approved by the Committee is to attract, retain, motivate and appropriately reward a group of highly qualified individuals who are expected to contribute to the Company’s continued success, with the ultimate objective of enhancing shareholder value. The three most significant elements of compensation used by the Company in fashioning specific compensation packages offered to its executives and management level employees generally are: (1) base salary, (2) annual incentive cash bonuses and (3) long term equity participation. Of these, the variable elements - incentive cash bonuses and equity compensation – are performance-based and/or directly linked to the creation of long-term shareholder value and, as such, most closely align executives’ interests with those of the Company’s shareholders by rewarding performance meeting or exceeding the established goals. The Company and the Committee believe that the most effective executive compensation programs are those designed to reward the achievement of specific annual and long-term strategic goals set by the Company and therefore a significant portion of the total compensation that may be earned by the named executive officers is determined by these variable elements.

Setting Executive Compensation

With the foregoing objectives in mind, the Company targets overall compensation levels for the named executive officers and senior management between the median and the 75th percentile for similar positions. Exceptions to this may occur as dictated by Company performance, the experience level and performance of the individual and market factors. For example, for certain positions that are particularly important for the Company’s ability to achieve its strategic goals and for which the competition for experienced, highly successful executives is especially acute, the Committee targets compensation as high as the 75th percentile.

The Committee periodically engages the services of independent executive compensation and benefits consulting firms to assist it in assessing the competitiveness of the Company’s executive compensation programs and in fiscal 2010 consulted with Frederic W. Cook & Co., Inc. (“FW Cook”) in connection with the Committee’s consideration of a one year, performance-based equity incentive plan for fiscal 2010. The Committee did not engage the services of any such consulting firm in respect of fiscal 2011 compensation.

The Committee does not rely solely, or even primarily, on available compensation data from any single group of companies because the Committee believes that the Company competes for top executive-level talent with many other, larger companies in addition to companies that may be considered as included within the Company’s peer group. Accordingly, the Committee considers compensation trends and practices prevailing generally in other industries and other companies but does not engage in any formal benchmarking with respect to these other industries or companies.

Consistent with the Company’s compensation philosophy, a significant percentage of total compensation, particularly in the case of the named executive officers, is allocated to variable incentive compensation. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews all information made available to it periodically from outside compensation consultants and annually from the Company’s Senior Vice President of Human Resources to determine the appropriate level and mix of incentive compensation. In approving compensation for the CEO and the other named executive officers for fiscal 2011, the Committee considered the financial performance of the Company in fiscal 2010, the Company’s projected financial performance in fiscal 2011, the Company’s historical base pay, bonus and equity grant data from fiscal 2007 through fiscal 2010 with respect to the named executive officers as well as other management level employees and non-management level employees generally and information relating to compensation survey data from the luxury goods industry provided by the Company’s Senior Vice President of Human Resources.

The Committee makes all compensation decisions in respect of the compensation awarded to the CEO. With respect to the compensation of Mr. Coté, the Company’s President and Chief Operating Officer (“President/COO”), the Committee considers the recommendation of the CEO and the Company’s Senior Vice President of Human Resources. With respect to the compensation of the other named executive officers and other senior executives, the Committee considers the recommendations of the CEO, the President/COO and the Senior Vice President of Human Resources, including recommendations regarding salary adjustments and annual award amounts. Subject to any applicable plan limitations, the Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The Committee also takes into account total compensation earned by and awarded to the named executive officers for the prior three years.

Fiscal 2011 Executive Compensation Components

For the fiscal year ended January 31, 2011, the principal components of compensation for the named executive officers were:

●	base salary;

●	performance-based annual cash compensation;

●	equity incentive compensation;

●	retirement and other post-employment benefits; and

●	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for named executive officers are determined by the Committee for each individual in light of the Committee’s assessment of the responsibilities relative to the position under consideration, as well as each individual's background, training, experience and by reference to the competitive marketplace for comparable talent.  Annual increases in base salary levels, if warranted, are reviewed with reference to the individual’s performance, the performance of the Company as a whole and the prevailing rate of increase in base salary levels generally in the competitive marketplace with respect to similar executive positions. During its review of base salaries for executives, the Committee primarily considers:

●	market data with respect to average merit and cost of living increases for similar positions;

●	internal review of the executive’s compensation, both individually and relative to other executive officers; and

●	individual performance of the executive.

For fiscal 2010, the Committee approved management’s recommendation for the second consecutive year, based on the Company’s performance and the continuing distressed economic conditions in the United States, not to increase the base salaries of any of the named executive officers, each of whom agreed to and did take a voluntary reduction in base salary (a 10% reduction by Mr. E. Grinberg and Mr. Coté and a 5% reduction by each of the others) from May 2009 through February 2010. For fiscal 2011, for the same reasons as in the prior two years, management again recommended, and the Committee agreed, to continue the base salary freeze for the CEO and the President/COO. However, recognizing the need for the Company to remain competitive with respect to salary levels associated with the positions held by the other named executive officers, the Committee also approved management’s recommendation to raise those base salary levels within a range of from 2.0% to 4.0%  which, based on general industry survey data presented to the Committee, was consistent with average merit pay increases for executives generally at that time.

Performance-Based Annual Cash Compensation

The Company has two plans under which it provides its named executive officers, other executives and key management level employees annual performance-based opportunities for cash bonuses: the Movado Group, Inc. Executive Performance Plan (the “EPP”), in which only the named executive officers participate, and the Annual Incentive Compensation Plan, in which the remaining bonus-eligible employees  participate. Both plans are designed to tie a significant portion of participants’ annual cash compensation to the Company’s annual financial performance.

Under the EPP and consistent with the requirements of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), within 90 days after the beginning of each fiscal year the Committee establishes target and maximum cash incentive levels for the named executive officers that are expressed as a percentage of their respective base salaries. At the same time it sets cash incentive targets, the Committee also establishes a corporate performance objective that must be met before any cash incentive payments can be made under the EPP to any of the named executive officers. Although the performance objective under the EPP is normally earnings per share calculated according to generally accepted accounting principles as consistently applied by the Company (“GAAP”), the Committee has the discretion to modify the performance objective if it determines that earnings per share is unsuitable as a performance measure due to any change in the Company’s business or because of other events or circumstances. Accordingly, for fiscal 2011 the Committee determined that adjusted operating profit would be a more appropriate measure of the Company’s actual performance than earnings per share based on GAAP because the former eliminates the effects of unusual items that are not characteristic of the Company’s ongoing business and that may not accurately reflect fundamental business performance in any particular year.

For fiscal 2011, the Committee set the target cash incentive payments (based on 100% bonus pool funding of the Annual Incentive Compensation Plan) for each of the CEO, the President/COO, Mr. Morelli and Ms. DeMarsilis at 50% of their respective base salaries and for Mr. Michno at 30% of his base salary. In addition, the Committee established the maximum cash incentives payable under the EPP to any of the named executive officers at 150% of their target cash incentive amounts. The EPP provides that total cash incentives payable thereunder to all the named executive officers in any year may not exceed $5 million. Please see the Grants of Plan-Based Awards Table for the target and maximum cash incentive awards payable to each of the named executive officers in respect of fiscal 2011.

No cash incentives are paid to any of the named executive officers under the EPP unless the threshold corporate performance objective for the year, as determined by the Committee in or before each April, is achieved. For fiscal 2011, the performance goal under the EPP was established as zero operating profit, adjusted for restructuring charges and other unusual items, if any.

If the Company achieves the corporate performance goal set by the Committee under the EPP, the Committee then assesses the Company’s overall financial performance and the named executive officers’ individual performance in exercising its discretion to determine the cash incentive actually paid to any of them under the EPP, which may not, in any event, exceed the maximum set at the beginning of the year. To assess corporate performance for the fiscal year, the Committee considers the extent to which the Company met the criteria for funding the bonus pool under the Annual Incentive Compensation Plan, the overall level of bonus pool funding under that plan and the other criteria for measuring corporate performance that are established as financial targets under the Annual Incentive Compensation Plan as part of the annual budgeting process and approved by the Committee at the beginning of each fiscal year.

In fiscal 2011, the Annual Incentive Compensation Plan provided for funding of the bonus pool at 25% of the normal pool level, corresponding to a total bonus pool of $2.3 million, if the Company achieved zero operating profit, adjusted for restructuring charges and other unusual items, with additional funding possible on a purely discretionary basis if the Company were to exceed that goal. Following the discontinuation of the Company’s Movado Boutique business in the second quarter of fiscal 2011, ending July 31, 2010, the adjusted operating profit goal under the Annual Incentive Compensation Plan was increased to $7.7 million to reflect the exclusion of the results of that discontinued business.

If the bonus pool is funded, the Committee considers the extent to which the other financial criteria under the Annual Incentive Compensation Plan have been met in determining the cash incentive amount, if any, to pay to each named executive officer under the EPP. The Committee has the discretion to decrease or eliminate, but not to increase, the maximum cash incentive payable to each named executive officer under the EPP. In fiscal 2011, the Committee approved the following corporate performance criteria under the Annual Incentive Compensation Plan:

●	Net Sales: $387.3 million;
●	Operating Expenses (excluding $3.1 million impairment charge and reversal of $4.3 million retirement liability ): $209.3 million;
●	Gross Profit (excluding inventory charges of $24.1 million): $217.0 million;
●	Gross Margin Percentage (excluding inventory charges of $24.1 million): 56.0%;
●	Operating Profit (excluding the above charges and liability reversal): $7.7 million;
●	Cash Flow from Operations: $20.0 million;

●	Net accounts receivable and inventory: $280 million; and
●	Net Cash: $55.0 million

Considering that the Company’s adjusted operating profit was $13.0 million, or approximately 69% higher than the performance target established to fund the cash bonus pool at a 25% level, and that the Company exceeded the targets set for adjusted operating expenses, cash flow from operations, net accounts receivable and inventory and  net cash, the Committee approved funding the cash bonus pool for the full $2.3 million amount, representing funding at the reduced target level of 25%, plus an additional $1 million for a total funded cash amount of $3.3 million.

Equity Incentive Compensation

Stock Incentive Plan
Stock ownership is a key element of the Company's compensation program for the named executive officers, senior management generally, as well as mid level managers throughout the Company. Under the Company's amended and restated 2004 Stock Incentive Plan (the "Stock Plan"), the Committee may grant participants shares of the Company’s Common Stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate.

Most grants under the Stock Plan were in the form of stock options until March 2003 when the Committee decided to utilize primarily time-vesting stock awards for most grants (pursuant to which, unrestricted shares of Common Stock are issued to the grantee when the award vests) and to use stock options primarily for grants to certain newly hired and/or newly promoted employees and to the CEO and the President/COO. The Committee believes that for the CEO and the President/COO stock options are an effective means to closely tie individual performance directly to the Company’s stock price performance, because stock options will have no value unless the Company’s share price has increased from the date of grant (unlike time-vesting stock awards, which will have some value upon vesting even if the price of the Company’s stock has declined since the date of grant). Option grants to the CEO and to Mr. Coté in fiscal 2009 are reflected on the Summary Compensation Table. No options were granted to any of the named executive officers in fiscal 2010 or in fiscal 2011. Newly hired and promoted employees who receive options are granted them by the Committee either prospectively, effective on the specified date of their hire or the date of their promotion, or after their hiring or promotion on the next regularly scheduled meeting date of the Committee.

In fiscal 2007, with input from FW Cook, the Committee decided to limit the grant of time-vesting stock awards exclusively to the Company’s middle management and, except to reward specific, exceptional performance or in connection with promotions, to no longer grant such awards to the Company’s senior executives. Instead, beginning in fiscal 2007 and each year thereafter until fiscal 2011, the named executive officers and other senior executives were granted annual performance-based awards under the Stock Plan. The Committee took this action because it believed that performance-based awards were a more effective means to focus executives’ efforts on the achievement of specific financial objectives. The performance-based equity incentive plans adopted each year from fiscal 2007 through fiscal 2010 are discussed below under Performance-Based Equity Incentive Plans. Beginning in fiscal 2011, the Committee decided to revert to the use of time-vesting stock grants for the named executive officers and senior management generally in lieu of performance-based awards primarily to promote employee retention as discussed below under Fiscal 2011 Stock Incentive Program.

The Committee normally makes annual grants under the Stock Plan to the named executive officers and senior management within 30 days after the release of the Company’s fourth quarter and year-end earnings and generally grants annual time-vesting stock awards to the other Stock Plan participants at its regularly scheduled meeting each March when it reviews prior year corporate performance and considers compensation levels for the new year.  Considering the Company’s financial performance at the end of fiscal 2009 and the prevailing economic conditions at that time, in fiscal 2010 the Committee postponed making grants to the named executive officers and other executives under the Stock Plan until June 2009 when it adopted a performance-based equity incentive program for that fiscal year. That program is discussed below under Performance-Based Equity Incentive Plans.

Until fiscal 2010, the number of stock options and other stock awards granted to Stock Plan participants each year was designed to deliver relatively consistent value on a year-to-year basis and, therefore, the number of shares subject to awards was adjusted each year based primarily on changes in the Company’s stock price. In fiscal 2010, the Committee reduced the total value of the awards granted from $3.9 million in the previous year to $2.5 million after considering the financial performance of the Company in fiscal 2009 and its projected performance for fiscal 2010; and in fiscal 2011 the Committee again reduced the total value of awards granted to $2.0 million for the same reasons and because the Committee decided to grant time-vesting awards rather than performance-based awards, primarily for employee retention purposes. See discussion below under Fiscal 2011 Stock Incentive Program. In determining award levels, the Committee generally looks to market data obtained from the Company’s Human Resources department and, periodically, outside compensation consultants (see “Setting Executive Compensation” above). Award levels vary among participants and generally reflect the position held by the grantee, including the person’s base salary level and target cash bonus amount, as well as contributions made by the person in the prior fiscal year and expectations of future contributions. The Committee considers adjustments to award levels when appropriate based on changes in the executive’s performance, changes in the competitive marketplace, the financial accounting expense of the grant to the Company, or other factors. In determining equity grant amounts for certain newly hired employees, the Committee may also take into account any equity compensation that the individual is forfeiting from his or her former position.

Options, time-vesting stock grants and performance-based awards are designed to retain executive officers and management level employees by generally vesting either entirely on the third anniversary of the grant date (in the case of stock grants), incrementally over three to five years from the grant date (in the case of options) or upon the achievement of a predetermined performance goal after a specified period of time (in the case of performance-based awards). All of these equity awards are designed to encourage recipients to focus on enhancing shareholder value over the long term by directly aligning the grantee’s financial interests with the interests of the Company’s shareholders. All options granted under the Stock Plan have an exercise price equal to or greater than the fair market value of the Company’s Common Stock on the grant date.

Performance-Based Equity Incentive Plans
Under each long-term, performance-based equity incentive plan (“LTIP”) adopted annually from fiscal 2007 to fiscal 2009, key employees of the Company (approximately 40 executives worldwide) were granted “Performance Share Units" by the Committee for an award period ending on the third January 31st next following the date of grant (“Three-Year Award Period”). The first Three-Year Award Period under the LTIP adopted in fiscal 2007 ended January 31, 2009 and the most recent Three-Year Award Period ended January 31, 2011. Each Performance Share Unit represented the right to receive a share of Common Stock if the predetermined performance goal was satisfied in the applicable Three-Year Award Period.  Each LTIP provided that Performance Share Units vested based upon the Company's achievement of a specified operating margin (calculated as operating profit ÷ net sales), adjusted to exclude the impact of acquisitions and divestitures, for the final fiscal year in the Three Year Award Period (the "LTIP Performance Goal"). The Committee established operating margin as the LTIP Performance Goal to support the Company’s strategic plan of increasing profitability.

The objectives of each LTIP were to:

●	link compensation directly to the achievement of specific corporate goals, namely improvement of operating margin;
●	utilize best competitive practices in executive compensation to attract, retain and motivate key employees; and
●	enhance the connection between the Company’s operating performance, creation of shareholder value and long-term executive compensation.

The actual number of shares of Common Stock that could have been earned by an LTIP participant was based on the Company's actual performance at the end of the Three-Year Award Period relative to the LTIP Performance Goal and ranged from 0% to 150% of the target award. No participant was to receive any Performance Share Units unless at least 89.5% of the LTIP Performance Goal (threshold performance) was achieved. Depending on the extent to which the LTIP Performance Goal was achieved, up to 50% of the shares of Common Stock equal to the target award would have been distributed within 75 days after the completion of the Three-Year Award Period and the remainder of the earned shares would have been distributed on the second anniversary of the completion of the Three-Year Award Period. Participants were required to have been employed at the completion of the Three-Year Award Period to receive any shares. The amount deferred to the second anniversary was subject to forfeiture only in the event of the participant's voluntary resignation or termination of the participant's employment for cause. A pro-rata payout was provided for "retirement" (as defined in each LTIP), permanent disability (as determined by the Committee) or death occurring during the Three-Year Award Period based on actual performance at the end of the Three-Year Award Period. The Committee retained the right, in its discretion, to modify, cancel or suspend any LTIP and to make exceptions to any of the provisions of any LTIP on a case-by-case basis.

The LTIP Performance Goals for the Three-Year Award Periods ending January 31, 2009, January 31, 2010 and January 31, 2011 were set at an operating margin of 11.50%, 12.50 % and 13.0% respectively. The Company’s actual operating margin for each such corresponding fiscal year was less than 89.5% of the relevant LTIP Performance Goal and, therefore, all  Performance Share Units granted in respect of all the Three-Year Award Periods were forfeited.

For fiscal 2010, the Committee adopted a performance-based equity incentive program (“FY2010 EIP”) under the Stock Plan, under which the Committee granted key employees of the Company Performance Share Units in respect of an award period concurrent with that fiscal year ending January 31, 2010. Under the FY2010 EIP, Performance Share Units would have vested if the Company had achieved operating profit (defined as earnings before interest and taxes determined in accordance with GAAP) of $19.8 million, provided that cash flow from operations was positive (the “FY2010 EIP Performance Goal”). The Committee established operating profit as the performance goal under the FY2010 EIP to support the Company’s plan of achieving profitability for the year. The primary objectives of the  FY2010 EIP were to:

●    directly link compensation to the achievement of operating profit for fiscal 2010 ; and
●    use performance-based incentive compensation to retain and incentivize key employees.

The actual number of shares of Common Stock that could have been earned by a participant under the FY2010 EIP was based on the Company's actual performance in fiscal 2010 relative to the FY2010 EIP Performance Goal and ranged from 0% to 120% of the target award, with all Performance Share Units forfeited unless the FY2010 EIP Performance Goal was met. Had the Performance Goal been achieved, shares of Common Stock equal to the Performance Share Units earned would have vested on the third anniversary of the original grant date (June 18, 2012) for participants still employed on January 31, 2010, with immediate vesting for such participants who retired, died or became permanently disabled after that date. Shares subject to vesting would have been subject to forfeiture only in the event of the participant's voluntary resignation (other than “retirement” as defined in the FY2010 EIP) or termination of the participant's employment for cause.  All Performance Share Units granted under the FY2010 EIP were forfeited on January 31, 2010 because the FY2010 EIP Performance Goal was not achieved.

Fiscal 2011 Stock Incentive Program
In fiscal 2011 the Committee approved management’s recommendation to suspend further grants of performance-based equity awards and, instead, to use time-vesting stock awards as the primary form of equity compensation for all participants in the Company’s Stock Plan, subject the continued limited use of options for the CEO and the President/COO and for promotions and other special circumstances. Management concluded, and the Committee agreed, that time-vesting awards would be more effective than performance-based awards in motivating and retaining key employees in the three year period before vesting occurs, considering particularly the forfeiture of all performance-based awards previously granted since fiscal 2007 and the continuing uncertain economic environment. Accordingly, in March 2010 the Committee approved the grant of stock awards with a grant date value equal to approximately $2 million vesting on the third anniversary (April 5, 2013) of the grant date to all participants in the Stock Plan at the director level and above, except that no such grants were made to the CEO or the President/COO. The targeted value of each grant was approximately 30% of each grantee’s then current, full target cash bonus amount.

Separately, on April 27, 2010, the Committee granted Mr. Coté a stock award for 30,000 shares, vesting at the rate of 6,000 shares annually on each of the first five anniversaries of the grant date in connection with his promotion to the position of President.

LTIP grants to the named executive officers in fiscal 2009, grants under the FY2010 EIP and grants of time-vesting awards under the Stock Plan in fiscal 2011 are reflected in the Summary Compensation Table on page 24. Grants of time-vesting awards under the Stock Plan in fiscal 2011 are also reflected on the Grants of Plan-Based Awards Table on page 26.

Retirement and Other Post Employment Benefits

401(k) Plan
All employees in the United States including the named executive officers are eligible to participate in the Company’s Employee Savings and Investment Plan (“401(k) Plan”). In addition, the named executive officers as well as certain other executives selected by the Committee are eligible to participate in the Deferred Compensation Plan for Executives.

Deferred Compensation Plan
The Company’s Deferred Compensation Plan for Executives (“DCP”) was originally adopted effective June 1, 1995, and was approved by the Company’s shareholders on June 14, 1996.  It was amended at the annual shareholders meeting in 2004 to extend its term through June 17, 2014 and was further amended and restated effective January 1, 2008 to reflect Section 409A of the Code. The plan is designed to offer retirement benefits to the named executive officers, senior management and key employees, consistent with overall market practices to attract and retain the talent needed in the Company. Under the DCP, participants may defer up to 25% of their base salary and cash bonus (if any) annually, and the Company will credit to the account of each participant a matching contribution in an amount equal to one hundred percent of the compensation deferral, up to a maximum match equal to either 10% (for “group I” participants) or 5% (for “group II” participants) of the participant’s base salary.  Of the named executive officers, Mr. E. Grinberg and Mr. Coté are group I participants.  Messrs. Morelli and Michno and Ms. DeMarsilis are group II participants. Twenty percent of the Company’s matching contribution is in the form of rights to Common Stock vesting ratably in annual installments over five years. The DCP also permits the Company to make discretionary contributions to any participant’s DCP account.  As authorized by the Board of Directors,  the Company suspended all matching contributions under the DCP in calendar years 2009 and 2010 and restored the matching contribution for calendar year 2011.

Participants may direct the investment of amounts in their DCP accounts (other than rights to Common Stock) among investment funds that are made available to them under the plan. Those funds and their returns for fiscal 2011 are shown and further information regarding the participation by the named executive officers in the DCP is discussed in further detail under the heading “NONQUALIFIED DEFERRED COMPENSATION” on page 28.

Severance Agreements
The Company has severance agreements with Mr. Morelli and Mr. Michno in order to prohibit them from working in the watch or jewelry business for six months after the termination of their employment for any reason (and, in the case of Mr. Morelli, for the 12 months during which the Company pays him severance) and to prevent them from soliciting Company employees for 12 months after the termination of  their employment. Under the agreement with Mr. Michno, he will continue to be paid his then current base salary plus costs for COBRA coverage for up to 12 months if the Company terminates his employment without cause. In addition, the Company has a change-in-control agreement with each of Mr. Coté and Mr. Morelli. Under these change-in-control agreements, each of Mr. Coté and Mr. Morelli will continue to be paid his then current base salary (for 24 months in the case of Mr. Coté and for 18 months in the case of Mr. Morelli) after the termination of his employment following a change in control unless termination was by the Company for cause (or as a result of his death or disability) or was voluntary by the employee without good reason.

For a detailed description of the agreements between the Company and each of Messrs. Coté, Morelli and Michno, please refer to the discussion under the heading “Severance Agreements” on page 30.

Perquisites and Other Personal Benefits

As part of providing a competitive executive compensation program, the Company provides to the CEO and the CFO certain perquisites, described below, that the Company and the Committee believe are reasonable and consistent with its overall compensation program. The Committee reviews annually the levels of perquisites provided to these named executive officers.

The Company pays the CFO a taxable housing allowance for the rental of an apartment located near the Company’s New Jersey headquarters.

The Company has purchased life insurance policies insuring the CEO and pays the premiums for that insurance. Under the Company’s arrangement with the CEO, the named insured is entitled to the cash surrender value in respect of these life insurance policies and the respective beneficiaries are entitled to the applicable death benefits without, in either event, reimbursement to the Company.

Attributed costs of the perquisites described above for the named executive officers for the fiscal year ended January 31, 2011 are included in column (i) of the Summary Compensation Table on page 24.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to the chief executive officer and the three other highest paid executives (other than our chief financial officer) unless the compensation meets certain requirements relating to performance-based compensation. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that may not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Stock-Based Compensation

Beginning on February 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R) (currently FASB ASC Topic 718). The Committee considers the expense implications of the equity compensation awards in determining the aggregate annual award levels.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended January 31, 2011.

THE COMPENSATION COMMITTEE
Alan H. Howard, Chairman	Donald Oresman
Margaret Hayes Adame	Leonard L. Silverstein

SUMMARY COMPENSATION TABLE FOR FISCAL 2011

The following Summary Compensation Table sets forth information about the compensation paid in respect of fiscal 2011 by the Company to the CEO, the Chief Financial Officer (the “CFO”) and the three most highly compensated executive officers of the Company other than the CEO and the CFO who were serving as executive officers at January 31, 2011. The foregoing individuals are referred to in this proxy statement as the “named executive officers”.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Efraim Grinberg, Chairman and Chief Executive Officer	2011 2010 2009	950,000 880,578 950,000	- - -	- 386,050 595,080	- - 496,480	166,250 - -	- - -	57,630 (5) 57,470 154,374	1,173,880 1,324,098 2,195,934
Sallie A. DeMarsilis, Chief Financial Officer	2011 2010 2009	431,929 409,472 425,000	- - -	63,749 88,240 121,200	- - -	83,545 - -	- - -	33,722 (6) 34,138 54,815	612,945 531,850 601,015
Richard Coté, President, Chief Operating Officer	2011 2010 2009	574,993 533,357 575,000	- - -	381,300 333,658 451,820	- - 299,600	110,688 - -	- - -	15,988 (7) 14,654 74,162	1,082,969 881,669 1,400,582
Frank A. Morelli Senior Vice President Global Business Processes, CIO	2011 2010	422,939 400,800	- -	62,400 88,240	- -	89,250 -	- -	6,600 (8) 8,700	581,189 497,740
Timothy F. Michno Secretary and General Counsel	2011 2010 2009	322,264 300,600 312,000	- - -	28,077 58,459 79,344	- - -	37,538 - -	- - -	6,000 (9) 6,000 25,000	393,879 365,059 416,344

(1)
Salary amounts include amounts deferred at the election of the executive under the Company’s DCP and under the 401(k) plan. Amounts deferred under the DCP are also shown in the Nonqualified Deferred Compensation Table.

(2)
Amounts shown under the “Stock Awards” column do not reflect compensation actually received by the named executive officers. Instead the dollar value of these awards represents the fair value of the stock awards on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123(R)). The stock awards granted in fiscal 2011 vest on the third anniversary of the grant date and are not subject to any performance conditions other than the continued employment of the grantee. The stock awards granted in fiscal 2010 and fiscal 2009, and subsequently forfeited, were performance-based, meaning that vesting was subject to the achievement of certain objective, financial performance conditions. Performance-based stock awards are valued at the grant date based upon the probable outcome of the performance metrics, assuming in each case, that the probable outcome will be achievement of the target level performance goal. Assumptions used in calculating these amounts are described in Note 11 to the Company’s audited financial statements for the fiscal year ended January 31, 2011, included in our Annual Report on Form 10-K filed with the SEC on April 7, 2011. The maximum grant date value of these performance-based stock awards, assuming the maximum level of performance conditions is achieved, would be as follows:

Name	Year	Grant Date Value ($) of Performance-Based Stock Awards Assuming Maximum Performance Level Achieved
Efraim Grinberg	2010	463,260
	2009	892,620
Sallie A. DeMarsilis	2010	105,888
	2009	181,830
Richard Coté	2010	400,390
	2009	677,730
Frank A. Morelli	2010	105,888
Timothy F. Michno	2010	70,151
	2009	119,016

The fiscal 2009 and fiscal 2010 performance-based awards were forfeited as of January 31, 2011 and January 31, 2010, respectively, because the minimum requisite performance goals were not achieved.

(3)
Amounts shown under the “Option Awards” column do not reflect compensation actually received by the named executive officers. Instead the dollar value of these awards represents the fair value of the award on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123(R)). Amounts for fiscal 2009 have been recomputed using the same methodology in accordance with SEC rules. For a discussion of the assumptions underlying this valuation please see Note 11 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2011.

(4)
Annual incentive payments for the named executive officers under the EPP. No annual incentive payments were made under the EPP in respect of fiscal 2009 or fiscal 2010.  See “Fiscal 2011 Executive Compensation Components – Performance-Based Annual Cash Compensation” on page 17.

(5)
Includes a taxable car allowance and automobile insurance reimbursement of $22,121. Includes $32,109 for premiums paid in respect of certain life insurance policies purchased for Mr. E. Grinberg by the Company. Under his arrangement with the Company, Mr. E. Grinberg is entitled to the cash surrender value in respect of certain of these life insurance policies and his beneficiaries are entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Also includes a $3,400 matching contribution made by the Company for the account of Mr. E. Grinberg under the Company's 401(k) Plan.

(6)
Includes a taxable car allowance of $6,600 and a taxable housing allowance of $25,200. Also includes a $1,922 matching contribution made by the Company for the account of Ms. DeMarsilis under the Company’s 401(k) Plan.

(7)
Includes a taxable car allowance and automobile insurance reimbursement of $12,588. Also includes a $3,400 matching contribution made by the Company for the account of Mr. Coté under the Company’s 401(k) Plan.

(8)	Includes a taxable car allowance of $6,600.

(9)	Includes a taxable car allowance of $6,000.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2011

Name	Grant Date	Date of Action by Committee	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimate Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)
			Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Efraim Grinberg	-	-	-	475,000	712,500	-	-	-			-
Sallie DeMarsilis	04/05/10	03/30/10	-	217,000	325,500	-	4,961	-			63,749
Richard Coté	04/27/10	-	-	287,500	431,250	-	30,000	-			381,300
Frank Morelli	04/05/10	03/30/10	-	212,500	318,750	-	4,856	-			62,400
Timothy Michno	04/05/10	03/30/10	-	97,500	146,250	-	2,185	-			28,077

(1)
Includes annual cash incentive opportunities for the named executive officers in fiscal 2011 under the Company’s EPP. See “Fiscal 2011 Executive Compensation Components – Performance Based Annual Cash Compensation” on page 17. There is no threshold performance level under the EPP.

(2)
Reflects time-vesting stock awards discussed on page 21 under “Fiscal 2011 Stock Incentive Program”.  The shares subject to the award granted to Mr. Coté vest at the rate of 6,000 annually on each of the first five anniversaries of the grant date. The shares subject to the awards granted to Ms. DeMarsilis, Mr. Morelli and Mr. Michno vest on the third anniversary of the grant date.

(3)	The amounts in column (l) represent the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718 (previously FAS 123(R)).

None of the named executive officers have employment agreements. The Company has entered into severance agreements with Messrs. Coté, Morelli and Michno, which are described under POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL on page 30. In addition, the Stock Plan provides for accelerated vesting of equity compensation (stock options and stock awards) in the event of a change in control or in the event of a participant’s death, disability or retirement.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Efraim Grinberg	100,000 50,000 40,000 38,667	19,333	-	18.34 18.41 32.92 22.04	3/22/15 5/31/16 4/30/17 4/28/18	-	-	-	-
Sallie DeMarsilis	10,000	-	-	23.77	1/07/18	4,961	71,488	-	-
Richard Coté	50,000 30,000 24,000 23,334	11,666	-	18.34 18.41 32.92 22.04	3/22/15 5/31/16 4/30/17 4/28/18	30,000	432,300	-	-
Frank Morelli	10,000	-	-	20.22	2/13/16	12,190	175,658	-	-
Timothy Michno	6,666	-	-	14.05	8/27/14	2,185	31,486	-	-

(1)
The following table lists the vesting dates (assuming continued employment on such dates) and the number of the underlying shares vesting on such dates for all unexercisable stock options based on their corresponding exercise price:

Name	Exercise Price ($/share)	Vesting Date	Shares (#)
Efraim Grinberg	22.04	4/28/11	19,334
Richard Coté	22.04	4/28/11	11,667

(2)
Represents unvested stock awards granted under the Company’s Stock Plan which is discussed on page 19 under “Fiscal 2011 Executive Compensation Components –Equity Incentive Compensation”. The awards granted to Ms. DeMarsilis and Mr. Michno vest on April 5, 2013. The award granted to Mr. Coté vests at the rate of 6,000 shares annually on each of the first five anniversaries of the April 27, 2010 grant date. Of the awards granted to Mr. Morelli, 7,334 vested on February 13, 2011 and 4,856 vest on April 5, 2013.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2011

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Efraim Grinberg	398,860	430,392	-	-
Sallie DeMarsilis	-	-	12,000	180,240
Richard Coté	233,882	642,162	-	-
Frank Morelli	-	-	7,333	85,649
Timothy Michno	-	-	-	-

(1)
Mr. E. Grinberg and Mr. Coté each took delivery of the underlying shares represented by the options they exercised, net of shares that were withheld  to pay for taxes. The amounts shown in the table above for each of them represent the difference between the market price of the Common Stock on the date of each option exercise and the exercise price of the option.

(2)	Value represents the mathematical product resulting from multiplying the number of shares vesting by the market price of the shares on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION

Under the Company’s DCP, participants may defer up to 25% of their base salary and cash bonus, if any, annually. Unless the Company elects not to match participant deferrals pursuant to an amendment to the DCP (as was the case for fiscal 2010 and fiscal 2011) the Company will credit to the account of each participant a matching contribution in an amount equal to the deferral, up to a maximum match of either 10% or 5% of the participant’s base salary (depending on whether the participant is included in group I or group II, as defined in the DCP). Of the named executive officers, Mr. E. Grinberg and Mr. Coté are in group I and Ms. DeMarsilis and Messrs. Morelli and Michno are in group II. Deferral elections must be made no later than December 31 of the year before the year in which the salary will be deferred. Twenty percent of the Company’s matching contribution is made in the form of rights to the Company’s Common Stock, representing the number of shares (including fractional shares) of Common Stock that the matching contribution could purchase based upon the New York Stock Exchange’s closing price of the stock on the date when the matching contribution is made. Matching contributions are made on the last business day of each calendar quarter.

A participant’s compensation deferrals and any earnings on those deferrals are immediately vested.  Company matching contributions and any discretionary contributions vest at the rate of 20% per year so long as the participant remains employed by the Company.  A participant who attains the age of 65 or whose employment terminates due to death or disability automatically vests in all amounts in such participant’s account.  A participant whose employment terminates for other reasons forfeits unvested amounts.  If there is a “change in control” (as defined in the DCP) of the Company, all amounts attributable to matching contributions and discretionary Company contributions become fully vested on the date of such change in control.

Participants may direct the investment of amounts in their accounts (other than rights to Common Stock) among investment funds that are made available to them under the plan. The table below shows the funds available under the DCP and their annual rate of return for fiscal 2011 as reported by the plan administrator.

Name of Fund	Rate of Return (%)
American Beacon Balanced Inv	14.16
American Funds EuroPacific Growth-R4	16.26
American Funds Growth Fund of America- R4	19.51
Columbia Mid Cap Value-Z	29.10
Columbia Mid Cap Value Opportunity R4	30.24
Davis New York Venture-A	17.68
First Eagle Overseas-A	19.94
JPMorgan Equity Index-Select	21.90
JPMorgan Intrepid Value-Select	20.55
JPMorgan US Real Estate-Select	43.25
JPMorgan SmartRetirement 2010-Select	13.41
JPMorgan SmartRetirement 2015-Select	16.51
JPMorgan SmartRetirement2020-Select	18.52
JPMorgan SmartRetirement 2030-Select	21.41
JPMorgan SmartRetirement 2040-Select	22.35
JPMorgan SmartRetirement Income-Select	12.72
JPMorgan Prime Money Market-Morgan	0.01
JPMorgan High Yield Bond-A	16.30
Lazard Emerging Market-Open	20.43
Oppenheimer Main Street Small and Mid Cap	29.11
PIMCO Total Return-Admin	7.00
T Rowe Price Growth Stock-Adv	25.94

Participants in the DCP elect as part of their initial deferral election whether to receive distributions after termination of their employment in a lump sum or in 10 equal annual installments. Any subsequent election by a participant to delay payment under the DCP is only permitted if the new payment election does not take effect until at least 12 months after the date on which the new election is made and the new payment election delays payment for at least five years. Payments are made in Common Stock to the extent a participant’s vested account balance is denominated in Common Stock, except for any fractional shares which are paid in cash. All other payments are made in cash. Payments generally are made or begin only upon the expiration of six months following the participant’s separation of service from the Company except to the extent that the payments are payable during the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4) or do not exceed 200% of the lesser of (a) the Participant’s annualized compensation from the Company in the year prior to the year in which his or her separation from service occurs or (b) the maximum amount of compensation that may be taken into account under a tax qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which the participant’s separation from service occurs. In the event that an exception to the six month delay provision applies, payments are made or begin within 90 days after a participant’s employment terminates.

The following table shows the deferrals made by the named executive officers and the contributions made by the Company under the DCP in fiscal 2011.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2011

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($) (2)
Efraim Grinberg	7,308	-	416,589	-	2,819,252
Sallie DeMarsilis	96,026	-	23,089	-	258,958
Richard Coté	57,500	-	593,827	-	3,331,965
Frank Morelli	105,254	-	14,589	-	458,691
Timothy Michno	-	-	50,402	69,272	249,895

(1)	The amounts reported in columns (b) and (c) are also reported as compensation to the named executive officer in column (i) of the Summary Compensation Table on page 24.

(2)
The amounts reported in column (f), other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements, except for Mr. Morelli.  Mr. Morelli was not a named executive officer prior to fiscal 2010.  Therefore, except for the executive contributions and contributions by the Company that are reported in the Summary Compensation Table for fiscal 2010 and fiscal 2011, the remainder of the aggregate balance for Mr. Morelli relates to prior year contributions and earnings not previously disclosed in Summary Compensation Tables in our prior proxy statements.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

None of the named executive officers have employment agreements. The Company has entered into severance agreements with Messrs. Coté, Morelli and Michno, which are described below. In addition, the DCP and the Stock Plan provide for accelerated vesting, respectively, of Company matching contributions and of equity compensation (stock options and stock awards) in the event of a change in control. The Stock Plan also provides for accelerated vesting of equity awards in the event of a participant’s death, disability or retirement.

Severance Agreements

Mr. Coté and Mr. Morelli each have an agreement providing for the continuation of his then applicable annual base salary, paid bi-weekly (to Mr. Coté for 24 months and to Mr. Morelli for 18 months) following the termination of his employment within two years after a change in control (defined as the acquisition by a person or group of more than 50% of the combined aggregate voting power represented by the Company’s then outstanding shares; or certain mergers and asset sales; or a liquidation or dissolution), except that nothing is due if his termination is because of his death or disability, or is by the Company for cause or is by Mr. Coté or Mr. Morelli, respectively, other than because of an “adverse change” in the conditions of his employment. Their agreements define such an adverse change as any of the following by the Company:

●	altering his duties or responsibilities so that his position becomes one of substantially less importance, dignity or scope;
●	reducing his base salary;
●
discontinuing his participation in any compensation or benefit plan in which (and on at least as favorable a basis as) he was participating before the change in control or barring him from participating in any other plan that may be adopted in which other key employees are entitled to participate; or

●	requiring that he be based more than 50 miles from the principal office location where he worked before the change in control.

“Cause” is defined as gross negligence or willful misconduct that has resulted in or is likely to result in material economic damage to the Company. The agreements also obligate each of Mr. Coté and Mr. Morelli to keep confidential and to not use any confidential information pertaining to the Company obtained by him in the course of his employment.

If there had been a change in control of the Company on January 31, 2011, and Mr. Coté’s employment had been terminated immediately thereafter by the Company without cause, then he would have been entitled to the continuation of his then current annual base salary of  $575,000, paid in bi-weekly installments through January 31, 2013.  If there had been a change in control of the Company on January 31, 2011, and Mr. Morelli’s employment had been terminated immediately thereafter by the Company without cause, then he would have been entitled to the continuation of his then current annual base salary of $425,000 through June 30, 2012.

Mr. Morelli and Mr. Michno each have a severance agreement with the Company providing that, although each is employed at will, he will be entitled to receive severance payments in the form of salary continuation upon termination of his employment by the Company without cause. For this purpose, “cause” is defined as conviction of a felony, the knowing violation of a material Company policy, the failure to perform any material obligation owed to the Company or the gross negligence in the performance of duties or breach of fiduciary duty as determined by the CEO. The severance payments will be paid for 12 months after termination, in bi-weekly installments. Mr. Michno’s agreement also provides that he will also be entitled to post-termination medical benefit coverage continuation under COBRA for the 12 month severance period or, if shorter, until becoming eligible for Medicare or accepting employment with another employer which provides medical benefits. Both agreements also contain a non-competition clause which proscribes employment in the watch or jewelry industry for six months after termination of employment with the Company, a twelve month non-solicitation clause and a confidentiality provision. If the Company had terminated the employment of Mr. Morelli and Mr. Michno without cause on January 31, 2011, then they would have been entitled to receive, respectively, $425,000 and $325,000 in severance paid in bi-weekly installments through January 31, 2012. Mr. Michno also would have been entitled to maximum COBRA benefits, valued at $21,000, representing total maximum COBRA payments the Company would be obligated to make for him through January 31, 2012.

Change in Control

In the event of a change in control of the Company, all unvested matching contributions under the DCP and all unvested options and time-vesting stock awards then outstanding under the Stock Plan immediately vest. Both plans have identical definitions for what is considered a “change in control” including:

●	irrevocable termination and liquidation of the plan within 12 months of the dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court;
●	sale of substantially all of the Company’s business or assets;
●
a change in the composition of the Board of Directors such that the individuals comprising the Board of Directors on January 1, 2008 (or their successors who were approved by at least two-thirds of the directors then on the Board) cease for any 12 month period to constitute a majority of the Board, exclusive, in any event, of any individual initially elected or nominated as a director as a result of an actual or threatened election contest or actual or threatened proxy solicitation by any person other than the Board;

●
a merger, consolidation, reorganization or similar corporate transaction unless shareholders in the Company immediately before any such transaction control at least 50% of the total voting power in the resulting corporation immediately after any such transaction; and no person (meaning an individual, entity or group acting in concert) acquires at least 20% of the voting power in the resulting corporation; and a majority of the members of the Board after the transaction were Board members immediately before the transaction; and

●	the acquisition by any person (with certain exceptions) of 30% or more of the combined voting power of the Company’s outstanding voting securities.

The following table shows the value of accelerated vesting of stock options and stock awards under the Stock Plan and of Company contributions under the DCP that would have been provided to the named executive officers in the event that a change in control of the Company had occurred immediately after the close of business on January 31, 2011.

Vesting Upon Change in Control With or Without Termination of Employment
Name	Early Vesting of Deferred Compensation Plan ($)	Early Vesting of Stock Options ($) (1)	Early Vesting of Stock Awards ($) (2)
Efraim Grinberg	9,048	-	-
Sallie DeMarsilis	1,444	-	71,488
Richard Coté	4,586	-	432,300
Frank Morelli	1,767	-	175,658
Timothy Michno	2,669	-	31,486
(1)
The value of early vesting of stock options was determined as zero because the exercise price of all options exceeded the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2011.

(2)	The value of early vesting of stock awards was determined based on a value of $14.41/share (which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2011)

Death or Disability; Retirement

If any of the named executive officers had died, become permanently disabled or retired on January 31, 2011, their unvested stock options and stock awards granted under the Stock Plan would have immediately vested on that date. Under the Stock Plan, retirement triggers immediate vesting when an employee reaches the age of 65 or upon reaching the age of 55, provided, in that case, the employee has been employed continuously by the Company for at least 10 years and the Compensation Committee approves. As part of its approval, the Compensation Committee may impose any conditions as it deems to be appropriate which are not inconsistent with the express terms of the Stock Plan, including covenants dealing with non-competition, non-disparagement, non-solicitation and confidentiality.  The values of such early vesting are shown in the table above under the columns “Early Vesting of Stock Options” and “Early Vesting of Stock Awards”.

DIRECTOR COMPENSATION

No executive officer of the Company receives any additional compensation for serving on the Board of Directors. Effective May 1, 2008, upon the advice of FW Cook, the annual compensation paid to the independent directors was set at a value of $100,000, comprised of a $50,000 cash component and a $50,000 equity component in the form of a stock award, vesting in one year.  In addition, the annual fees  paid to the committee chairpersons were established as follows: Audit: $10,000; Compensation: $6,500 and Nominating/Corporate Governance: $5,000. The annual fee payable to the chairperson of the Nominating/Corporate Governance Committee was increased for fiscal 2012 to $6,500. The cash compensation is paid quarterly and the equity grant is made once each year, usually in April. Mr. Reznik received no compensation as a director of the Company in fiscal 2011 because he was only elected to the Board effective April 11, 2011.

The following chart shows the cash amounts and the value of other compensation paid to each non-employee director in respect of fiscal 2011:

Name (a)	Fees Earned or Paid in Cash __ __($)_____ (b)	Stock Awards (1) __($)__ (c)	Option Awards __($)__ (d)	Total _ ($)__ (h)
Margaret Hayes Adame	50,000	50,000	-	100,000
Alan H. Howard	56,500	50,000	-	106,500
Richard Isserman	60,000	50,000	-	110,000
Nathan Leventhal	55,000	50,000	-	105,000
Donald Oresman	50,000	50,000	-	100,000
Leonard L. Silverstein	50,000	50,000	-	100,000

(1)
Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards represents the fair value of the stock award on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123(R)). Assumptions used in calculating these amounts are described in Note 11 to the Company’s audited financial statements for the fiscal year ended January 31, 2011, included in our Annual Report on Form 10-K filed with the SEC on April 7, 2011. Each non-employee director was granted one stock award in fiscal 2011 for 3,891 shares of the Company’s Common Stock. At January 31, 2011 each non-employee director held no other stock awards except this one, unvested stock award.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Alex Grinberg, a beneficial owner of more than five percent of the Company’s Class A Common Stock and the brother of Efraim Grinberg, is the Company’s Senior Vice President Customer/Consumer Centric Initiatives in the United States and earned $290,188 in salary in fiscal 2011. In addition, as a participant in the Company’s Stock Plan, Mr. Alex Grinberg received an award of 3,191 time-vesting shares last year, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan. Effective April 11, 2011, Mr. Alex Grinberg was elected to the Board.

Mr. David Phalen is the spouse of Miriam Phalen, a beneficial owner of more than five percent of the Company’s Class A Common Stock, and the brother-in-law of Efraim Grinberg. Mr. Phalen is President of Movado Company Stores and earned $369,709 in salary in fiscal 2011. In addition, as a participant in the Company’s Stock Plan, Mr. Phalen received an award of 4,249 time-vesting shares in fiscal 2011, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan.

In fiscal 1996, the Company entered into an agreement with a trust which, at that time, owned an insurance policy issued on the lives of Mr. G. Grinberg and his spouse.  The insurance policy provided for a death benefit of $27 million.  The trustees of the trust are the three children of Mr. G. Grinberg and his spouse, namely, Efraim Grinberg, Alexander Grinberg and Miriam Phalen.  Under the agreement, the trust assigned the insurance policy to the Company as collateral to secure repayment by the trust of interest-free loans made by the Company to the trust in amounts equal to the premiums on the insurance policy (approximately $740,000 per annum).  The agreement required the trust to repay the loans from the death benefit proceeds of the policy.  At January 31, 2003, the Company had loaned the trust $5,186,860 under this agreement. On April 4, 2003, the agreement was amended and restated to transfer the policy (which at that time had a cash surrender value of $4,595,591) from the trust to the Company in partial repayment of the then outstanding loan balance which, as of that date, was reduced to $591,269. On January 5, 2009, the Company announced the passing of Mr. G. Grinberg. The Company borrowed approximately $11.0 million against the cash surrender value of the insurance policy in fiscal 2010. On August 9, 2010, Mrs. Grinberg passed away. As of that date, the Company had paid approximately $11.1 million in premiums on the policy and the outstanding loan balance was approximately $6.1 million. Consequently the Company received approximately $4.8 million in the third quarter of fiscal 2011 which represented the net balance due from the trust and accrued interest owed as of August 9, 2010.

The Board of Directors has adopted a code of business conduct and ethics which provides for the review, approval and ratification of transactions with the Company (or any of its subsidiaries) in which any officer or employee of the Company or any of its subsidiaries or any director has any direct or indirect material interest. Such transactions involving any executive officer of the Company or any member of the Board of Directors are referred to the Nominating/Corporate Governance Committee.  Other transactions are referred to the Company’s General Counsel. In each case, the standard applied under the Company’s code is whether the transaction, when considered in the context of all the relevant facts and circumstances, including the person’s position with the Company, the nature of the transaction and the amount involved, could reasonably appear to present a conflict of interest.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of January 31, 2011.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights _______________________	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights __________________	Number of securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,440,831 (2)	$ 18.42 (3)	3,886,542 (4)
Equity compensation plans not approved by security holders (5)	43,107	Not Applicable	-
Total	1,483,938	$ 18.42	3,886,542
____________________
(1)	Includes the Stock Plan and the DCP.
(2)
Includes 1,373,501 shares of Common Stock issuable upon the exercise of options and the vesting of stock awards outstanding under the Stock Plan and 67,330 phantom stock units issuable as 67,330 shares of Common Stock under the DCP.

(3)	Weighted average exercise price of options outstanding under the Stock Plan.

(4)
Number of shares available for issuance under the Stock Plan as options and as other share based awards. The DCP does not provide for a limit on the number of phantom stock units available for issuance.

(5)	The Company’s 401(k) Plan, described in Note 12 to the Company’s consolidated financial statements, included in the Company’s Annual Report of Form 10-K for the fiscal year ended Jnuary 31, 2011.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Exchange Act,  the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing and shall not otherwise be deemed filed under such acts.

The Audit Committee has reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP (“PWC”), the evaluation by PWC of the Company’s internal control over financial reporting and the audited financial statements of the Company for the fiscal year ended January 31, 2011.  The Audit Committee has discussed with PWC the matters required to be discussed under standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has also received the written disclosures and the letter from PWC required by the applicable requirements of the Public Company Accounting Oversight Board and the Audit Committee has discussed the independence of PWC with that firm.

Based on the Audit Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011 for filing with the SEC.

The Committee and the Board also have recommended, subject to shareholder approval, the selection of PWC as the Company’s independent auditors for fiscal 2012.

Members of the Audit Committee:
Richard Isserman (chairman)
Alan H. Howard
Donald Oresman
Maurice Reznik*
________________________
*Mr. Reznik was appointed to the Audit Committee effective April 11, 2011.

FISCAL 2011 AND 2010 AUDIT FIRM FEE SUMMARY

The following table presents the aggregate fees billed for professional services rendered by the Company’s independent auditors, PricewaterhouseCoopers LLP, in the “audit fees”, “audit related fees”, “tax fees”, and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended January 31, 2010 and 2011.

Year	Audit ($)	Audit Related ($)	Tax ($)	All Other ($)	Total ($)
2010	1,606,727	35,000	-	1,605	1,643,332
2011	1,587,350	-	-	21,500	1,608,850

Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only the Company’s auditors provide, such as statutory audits and review of documents filed with the SEC.

Audit related fees include fees for assurance and related services that are traditionally performed by the Company’s auditors. The services include consultation in connection with financial and accounting standards and the performance of certain procedures in connection with the implementation of the Company’s new information technology system.

Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. The services include tax compliance, tax advice and tax planning services.

All other fees are subscription fees for the use of the independent auditors’ database of authoritative literature and accounting and financial guidance.

The Audit Committee reviews and approves all audit and non-audit services to be rendered in every instance by the Company’s independent auditors before such auditors are engaged to render any such services. Therefore the Audit Committee has not adopted a pre-approval policy with respect to such services.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit Committee has appointed PricewaterhouseCoopers LLP to be the Company's independent accountants for the year ending January 31, 2012, subject to ratification of such appointment by the Company’s shareholders.  PricewaterhouseCoopers LLP has served as the Company's independent accountants since fiscal year 1977 and is considered by the Audit Committee and the Board to be well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting.  Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board recommends that the shareholders vote FOR such ratification.  Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.

  PROPOSAL 3 – APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S EXECUTIVE PERFORMANCE PLAN

On April 5, 2011, the Compensation Committee of the Board of Directors of the Company unanimously approved the adoption of an amendment and restatement, effective February 1, 2011, of the Movado Group, Inc. Executive Performance Plan (the "Executive Plan"), previously amended and restated effective February 1, 2007 (the “2007 Plan”) and originally established effective February 1, 2001 (the "2001 Plan”) and recommended that the Executive Plan be submitted to the Company's shareholders for approval at the Annual Meeting. The following summary is qualified in its entirety by reference to the complete text of the Executive Plan, which is attached hereto as Appendix A. Capitalized terms used but not defined herein shall have the meanings set forth in the Executive Plan.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to their chief executive officer, or any of their other three most highly compensated executive officers, excluding the principal financial officer ("Covered Employees"), unless such payments are "performance-based" in accordance with conditions specified under Section 162(m) of the Code and the Treasury Regulations promulgated thereunder. One of those conditions requires the Company to obtain stockholder approval of the material terms of the performance goals set by a committee of outside directors. The 2007 Plan was approved by the Company's shareholders in June 2007 but that plan provides by its terms that it automatically expires on January 31, 2012. The Board of Directors is recommending that the shareholders approve the terms of the Executive Plan as described below, the effect of which would be to extend the termination date of the Executive Plan to January 31, 2016; provided, however, that any compensation awards granted under the 2001 Plan and/or the 2007 Plan would continue to be governed by the terms of those plans. Subject to such approval, and if the applicable performance goals are satisfied, this proposal would enable the Company to continue to pay performance-based compensation to Covered Employees after the expiration of the 2007 Plan and to obtain tax deductions for such payments, without regard to the limitations of Section 162(m) of the Code.

Purpose of the Executive Plan

The purpose of the Executive Plan is to establish a program of incentive compensation for the Covered Employees that is directly related to the performance results of the Company. The Executive Plan provides for annual incentives to be awarded to Covered Employees, as described below.

Administration

The Executive Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of two or more members of the Board, each of whom is required to be an "outside director" (within the meaning of Section 162(m) of the Code). The Committee has the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Executive Plan, including authority to establish the maximum bonus award which may be earned by each Covered Employee, to establish the performance goals upon which such bonus awards shall be based, calculate and determine each Covered Employee’s level of attainment of such performance goals, and calculate the bonus award for each Covered Employee based upon such level of attainment.

The Executive Plan will be effective as of February 1, 2011, subject to approval of the stockholders, as requested herein. The Executive Plan will terminate on January 31, 2016.

Bonus Awards and Performance Goals

The Executive Plan provides that for each fiscal year (the "Performance Period"), no bonuses shall be payable thereunder to the Covered Employees unless the Company's earnings per share for the Performance Period, calculated in accordance with generally accepted accounting principles as consistently applied by the Company ("EPS"), equal or exceed the EPS target (the "Performance Goal") for the Performance Period. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code. If the Performance Goal is met or exceeded for any Performance Period, the maximum aggregate bonus amount payable to all of the Named Covered Employees may not exceed a total of $5 million which also means that no individual Covered Employee may receive more than that amount for any Performance Period and if that total maximum amount were to be paid to any one such Covered Employee for any Performance Period then the others could not be paid any bonus under the Executive Plan. The Committee retains the right to reduce or eliminate entirely any bonus payments to any or all of the Covered Employees. If the minimum Performance Goal for a Performance Period is not met, no bonus payments will be made to the Covered Employees under the Executive Plan.

Amendment to Plan

The Committee may amend, suspend or terminate the Executive Plan at any time; provided that no amendment may be made without the approval of the Company's shareholders if the effect of such amendment would be to cause outstanding or pending bonus awards that are intended to qualify for the performance-based compensation exception to Section 162(m) of the Code to cease to qualify for such exception.

New Plan Benefits

Because amounts payable under the Executive Plan are based on satisfaction of certain Performance Goals in each applicable Performance Period, it cannot be determined at this time what amounts, if any will be received by any of the Covered Employees with respect to the 2012 fiscal year under the Executive Plan. However, under the 2007 Plan which was in effect last fiscal year, the following bonus awards were paid to the Covered Employees:

Name and Position	Dollar Value ($)
Efraim Grinberg, CEO and Chairman	166,250
Richard Coté, President and COO	110,688
Frank A. Morelli, SVP Global Business Processes and Chief Information Officer	89,250
Timothy F. Michno, Secretary	37,538
Executive Group	403,726
Non-Executive Director Group	-
Non-Executive Officer Employee Group	-

Required Vote

Approval of the Executive Plan requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Capital Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

The Board recommends that shareholders vote FOR approval and adoption of the Amended and Restated Executive Performance Plan. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.

PROPOSAL 4 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recently adopted Section 14A of the Exchange Act and as a matter of good corporate governance, the Company is asking its shareholders to approve the following advisory resolution at the 2011 Annual Meeting of Stockholders, also known as a "Say on Pay" vote:

RESOLVED, that the shareholders of Movado Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders.

As set forth in the Compensation Discussion and Analysis (“CD&A”) beginning on page 16 above, the Company has designed its compensation programs to: (i) properly incentivize executive officers to accomplish the short- and long-term objectives of the Company, (ii) be in line with similar pay practices and overall compensation levels at other, similarly-situated companies, (iii) reward our executives for not only their individual performance, but the performance of their business unit and the Company overall and (iv) retain our executive officers, who are highly sought after for their business acumen. In addition, as further detailed in the CD&A, we continually review our pay practices to be in line with market practices and compensation norms.

Although the say-on-pay resolution is purely advisory and non-binding, the Board values the opinions of our shareholders and is committed to considering them in making compensation decisions. Therefore the Board will consider the results of the vote in determining the compensation of the named executive officers and the Company’s compensation programs generally. If any shareholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in " Communications with the Board of Directors" set forth in this proxy statement.

The Board recommends a vote FOR the approvalof the advisory resolution on executive compensation.

PROPOSAL 5 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, the Company is asking shareholders to vote on whether future advisory votes on executive compensation as reflected in Proposal 4 above should occur every year, every two years or every three years.

The Board believes that an annual advisory vote on executive compensation is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually and holding an annual advisory vote on executive compensation will provide the Company with more direct and immediate feedback on its compensation disclosures.

Pursuant to this advisory vote on the frequency of future advisory votes on executive compensation, shareholders will be able to specify one of four choices for this proposal on the proxy card or voting instruction: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. The vote is non-binding on the Board. Nevertheless, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

The Board recommends stockholders vote to conduct future advisory votes on executive compensation ANNUALLY.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders") to file reports of ownership and changes of ownership with the SEC.  The Company assists its directors, officers and certain 10% Stockholders by assisting in their completion of Section 16 reports and filing these reports on their behalf. The Company’s executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them last fiscal year with respect to their beneficial ownership of the Company’s securities, except that one report on Form 4 was inadvertently filed two days after the due date on behalf of Mr. Coté.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein.  If any other business should come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.

Upon the written request of any record holder or beneficial owner of Common Stock or Class A Common Stock entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the fiscal year ended January 31, 2011, as filed with the SEC.  Requests should be directed to Timothy F. Michno, Secretary, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.

May 6, 2011

APPENDIX A

MOVADO GROUP, INC. EXECUTIVE PERFORMANCE PLAN
(Amended and Restated as of February 1, 2011)

I.	Purpose

The purpose of the Plan is to establish a program of incentive compensation for the Company’s Covered Employees that is directly related to the performance results of the Company and such employees. The Plan provides annual incentives, contingent upon continued employment and meeting certain corporate goals, to certain key executives who make substantial contributions to the Company.

This Plan is an amendment and restatement of the Movado Group, Inc. Executive Performance Plan, originally established effective February 1, 2001 (the “2001 Plan”) and subsequently amended and restated effective February 1, 2007 (the “2007 Plan”); provided, however, that all Bonus Awards granted under the 2001 Plan and the 2007 Plan will continue to be governed by the respective terms of the 2001 Plan and the 2007 Plan.

II.	Definitions

“BOARD” means the Board of Directors of the Company.

“CODE” means the Internal Revenue Code of 1986, as amended.

“COMMITTEE” means a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).  If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee, in each case solely to the extent that each member of the Committee shall be such an “outside director”.

“COMPANY” means Movado Group, Inc. and each of its subsidiaries.

“COVERED EMPLOYEES” means, as determined as of each January 31, the last day of the Company’s taxable year, the Company’s principal executive officer (or an individual acting in such capacity) and the other three most highly compensated executive officers of the Company whose compensation is or may be required to be disclosed under Item 402 of Regulation S-K pursuant to the Securities Exchange Act of 1934, as amended (excluding for this purpose, the Company’s principal executive officer and its principal financial officer).  For each Performance Period, the Committee shall designate in writing such other three most highly compensated executive officers who are eligible to participate in the Plan for such period.

“DESIGNATED BENEFICIARY” means the beneficiary or beneficiaries designated in accordance with Article XII hereof to receive the amount, if any, payable under the Plan upon the Covered Employee’s death.

“BONUS AWARDS” means the awards which are intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Article VI, and which shall be payable under this Plan for any Performance Period only if the Performance Criteria for such Performance Period are met or exceeded and if and to the extent the Committee, in its discretion, authorizes such payment to be made. Bonus Awards for all Covered Employees may not exceed, in the aggregate, the maximum amount of five million dollars ($5 million) in any Performance Period. Necessarily, therefore, no individual Covered Employee may receive more than that amount for any Performance Period and if the total maximum aggregate Bonus Awards amount of $5 million were to be paid to any one such Covered Employee for any Performance Period then the others could not be paid any Bonus Awards.

“PERFORMANCE CRITERIA” means the Company’s targeted earnings per share for the applicable Performance Period, calculated in accordance with generally accepted accounting principles as consistently applied by the Company, as established by the Committee on or before April 30 of such Performance Period. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code.

“PERFORMANCE PERIOD” means each fiscal year of the Company, which is the 12-month period beginning February 1st and ending January 31st.

“PLAN” means the Movado Group, Inc. Executive Performance Plan, as amended and restated as of February 1, 2007.

III.	Administration

Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Article XV. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

IV.	Bonus Awards

The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a maximum award (and, if the Committee deems appropriate, a threshold and target award) and Performance Criteria for each Covered Employee and communicate such award levels and criteria to each Covered Employee prior to or during the Performance Period for which such award may be made. Bonus Awards will be earned by each Covered Employee based upon the level of attainment of his or her Performance Criteria during the applicable Performance Period. In no event shall the Committee have any discretion to increase the Bonus Awards payable to the Covered Employees but the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the Performance Criteria for each Covered Employee and the Bonus Award to be made to each Covered Employee.

V.	Payment and Recovery of Bonus Awards

The amount of any Bonus Awards earned during any Performance Period shall be determined by the Committee and any such Bonus Awards shall be paid as soon as practicable following the end of such Performance Period, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Performance Period ends.  Payment of Bonus Awards shall be made in the form of cash or, as otherwise determined by the Committee, in shares of Common Stock of the Company.  Bonus Award amounts earned but not yet paid will not accrue interest.  Insofar as the Securities and Exchange Commission adopts rules (“10D Rules”) under Section 10D of the Securities Exchange Act of 1934 applicable to any Bonus Award, the Company shall recover from the Covered Employee, and, on demand from the Company, the Covered Employee shall remit to the Company, all or such portion of such Bonus Award as shall be determined pursuant to any policy or amendment to the Plan that the Company shall adopt pursuant to such 10D Rules, any of which policy or amendment, and any Plan rules, regulations, policies, or practices thereunder adopted by the Committee, shall conclusively bind any person having an interest under the Plan.

VI.	162(m) Requirements

Each Bonus Award awarded under the Plan shall meet the criteria for qualification as a 162(m) award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

1.	No Bonus Award may be paid unless and until the shareholders of the Company have approved the Plan in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code.

2.	Bonus Awards may only be made by a Committee which is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

3.
The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria. Such performance goals, and the maximum, target and/or threshold (as applicable) Bonus Award amounts payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

4.	No Bonus Award may be paid until the Committee has certified in writing the level of attainment of the applicable Performance Criteria.

5.	Bonus Awards for all Covered Employees may not exceed in the aggregate the maximum amount of five million dollars ($5 million) in any Performance Period.

VII.	Termination of Employment

A Covered Employee shall be eligible to receive payment of his or her Bonus Award earned during a Performance Period, so long as the Covered Employee is employed on the last day of such Performance Period, notwithstanding any subsequent termination of employment prior to the actual payment of the Bonus Award.  In the event of a Covered Employee’s death after the last date of the Performance Period and prior to the payment of a Bonus Award which has been earned, such payment shall be made to the Covered Employee’s Designated Beneficiary.  If a Covered Employee dies without a Designated Beneficiary surviving, the Covered Employee’s spouse shall be deemed to be such Covered Employee’s Designated Beneficiary, but if the deceased Covered Employee does not have a spouse surviving, then such Covered Employee’s issue, per stirpes, shall be deemed to be such Covered Employee’s Designated Beneficiary, but if the deceased Covered Employee has neither spouse nor issue surviving then such Covered Employee’s estate shall be deemed to be such Covered Employee’s Designated Beneficiary.

VIII.	Reorganization or Discontinuance

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of Covered Employees’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

If the business conducted by the Company shall be discontinued, any previously earned and unpaid Bonus Awards under the Plan shall become immediately payable to the Covered Employees then entitled thereto.

IX.	Non-Alienation of Benefits

Covered Employee may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

X.	No Claim or Right to Plan Participation

No employee or other person shall have any claim or right to be selected as a Covered Employee under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

XI.	Taxes

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

XII.	Designation and Change of Beneficiary

Each Covered Employee may indicate upon notice to him or her by the Committee of his or her right to receive a Bonus Award a designation of one or more persons as the Designated Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Covered Employee. Such designation shall be in writing on a form prescribed by the Committee.  A Covered Employee may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Covered Employee’s death, and in no event shall it be effective as of a date prior to such receipt.

XIII.	Payments to Persons Other Than the Covered Employee

If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of incapacity, illness or accident, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

XIV.	No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

XV.	Termination or Amendment of the Plan

The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending 162(m) Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.  The 2001 Plan provided that it would automatically terminate on January 31, 2007.  Subject to shareholder approval in accordance with Section 162(m) of the Code, this amendment and restatement of the Plan extends the automatic termination date to January 31, 2016; provided, however, that any Bonus Awards granted prior to February 1, 2007 shall continue to be governed by the terms of the 2001 Plan, any Bonus Awards granted after January 31, 2007 and prior to February 1, 2011 shall continue to be governed by the terms of the 2007 Plan and any Bonus Awards granted after January 31, 2011 shall be governed by the terms of the Plan as amended and restated effective February 1, 2011.

XVI.	Unfunded Plan

Covered Employees shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Covered Employee, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XVII.	Governing Law

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

XVIII.	Effective Date

The original effective date of the Plan was February 1, 2001, and the effective date of the Plan as amended and restated herein is February 1, 2011.

As originally adopted by the Compensation Committee of the Board of Directors of Movado Group, Inc. at a meeting held on March 16, 2001, and as amended and restated herein by adoption of this Plan document by the Compensation Committee of the Board of Directors of Movado Group, Inc. at a Meeting held on April 5, 2011.

650 FROM ROAD PARAMUS, NJ 07652
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If you would like to help us reduce our costs for mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

1	Election of Directors Nominees

01	Margaret Hayes Adame	02	Richard Coté	03	Efraim Grinberg	04	Alan H. Howard	05	Richard Isserman
06	Nathan Leventhal	07	Donald Oresman	08	Leonard L. Silverstein	09	Alex Grinberg	10	Maurice Reznik

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:		For	Against	Abstain

2	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending January 31, 2012.	☐	☐	☐

3	To approve an amendment and restatement of the Company's Executive Performance Plan, originally established effective February 1, 2001 and subsequently amended and restated effective February 1, 2007.	☐	☐	☐

4	To adopt, on an advisory basis, a resolution approving the compensation of the Company's named executive officers, as described in the proxy statement under "Executive Compensation".	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

5	To select, on an advisory basis, the frequency of the advisory shareholder vote on the compensation of the Company's named executive officers.	☐	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

000107206_1    R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Shareholder Letter is/are available at www.proxyvote.com.

MOVADO GROUP, INC.
THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS - June 16, 2011

The shareholder(s) hereby appoint(s) Timothy F. Michno and Sallie A. DeMarsilis, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and class A Common Stock of MOVADO GROUP, INC. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 10:00 AM, Eastern Time on June 16, 2011, at 25 West 39th Street, 15th Floor, New York, NY 10018, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4 AND FOR 1 YEAR FOR PROPOSAL 5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

000107206_2                 R1.0.0.11699